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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              SAVINGS BANCORP, INC.
             (Exact name of registrant as specified in its charter)

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
                OHIO                              6710                             31-1732661
 (State or other jurisdiction of       (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)        Classification Code Number)             Identification No.)

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                               118 N. COURT STREET
                                  P. O. BOX 310
                          CIRCLEVILLE, OHIO 43113-0310
                                 (740) 474-3191
     (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

                                 STEPHEN A. GARY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              SAVINGS BANCORP, INC.
                               118 N. COURT STREET
                                  P. O. BOX 310
                          CIRCLEVILLE, OHIO 43113-0310
                                 (740) 474-3191
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)
                                 ---------------
                                   COPIES TO:
                               E. L. HERBERT, ESQ.
                              THOMAS C. BLANK, ESQ.
                           WERNER & Blank Co., L.P.A.
                            7205 West Central Avenue
                               Toledo, Ohio 43617
                              Phone: (419) 841-8051
                               Fax: (419) 841-8380

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable following the effective date of the Registration Statement.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

                         CALCULATION OF REGISTRATION FEE
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---------------------------------------------------------------------------------------------------------------------------------
 CLASS OF SECURITIES TO BE        AMOUNT TO BE      PROPOSED MAXIMUM OFFERING       PROPOSED MAXIMUM              AMOUNT OF
      REGISTERED                   REGISTERED          PRICE PER SHARE(1)      AGGREGATE OFFERING PRICE(1)   REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
Common Shares, no par value        1,100,000                 $20.84                   $22,926,000                  $6,053
---------------------------------------------------------------------------------------------------------------------------------
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(1) The registration fee has been computed pursuant to Rule 457(f)(2) and (3)
    based on the aggregate book value of all the outstanding common shares of
    The Savings Bank as of June 30, 2000, or $22,926,000 in the aggregate. The proposed maximum offering price per share is determined by dividing the proposed maximum aggregate offering price by the number of shares to be registered.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                THE SAVINGS BANK
                             118 NORTH COURT STREET
                             CIRCLEVILLE, OHIO 43113
                                 (740) 474-3191

                            NOTICE OF SPECIAL MEETING

                         TO BE HELD              , 2000
                                    -------------

         NOTICE IS HEREBY GIVEN that a special meeting of shareholders of The
Savings Bank will be held at                  , Ohio, on              , 2000,
at         , for the following purposes:

         (1) To consider a proposal to approve the reorganization of The Savings Bank into a bank holding company form of ownership by approving a merger agreement, through which:

                  - The Savings Bank will become a wholly-owned subsidiary of a newly formed bank holding company called Savings Bancorp, Inc.; and

                  - Each outstanding common share of The Savings Bank will be converted into ten (10) common shares of the holding company; and

         (2) To transact any other business that properly comes before the special meeting or any adjournment of the meeting.

         If you held common shares of the Bank at the close of business on
            , 2000, you are entitled to notice of the special meeting and to vote on all matters that properly come before the meeting, including the reorganization.

         The votes of at least two-thirds of The Savings Bank's issued and outstanding common shares are required to approve the reorganization. Not returning a proxy card, not voting in person at the special meeting, or abstaining from voting will have the same effect as voting against the reorganization.

         Therefore, it is important that your shares be represented at the special meeting regardless of the number you own. Even if you plan to be present at the meeting, we urge you to complete, sign, date and return your proxy card promptly in the envelope provided. If you attend this meeting, you may vote in person or by your proxy. Any proxy given may be revoked by you in writing or in person at any time prior to the time it is exercised, as described in the accompanying proxy statement/prospectus.

                                          By Order of the Board of Directors

                                          ------------------------------------
                                          Stephen A. Gary
                                          President and Chief Executive Officer

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

=================================================================  =========================================================

                      SAVINGS BANCORP, INC.                                            THE SAVINGS BANK
                           PROSPECTUS                                                   PROXY STATEMENT
                               FOR                                                            FOR
           1,100,000 COMMON SHARES, WITHOUT PAR VALUE,                        SPECIAL MEETING OF SHAREHOLDERS OF
                               OF                                                      THE SAVINGS BANK
                      SAVINGS BANCORP, INC.                                              TO BE HELD ON
       TO BE ISSUED IN CONNECTION WITH THE REORGANIZATION                                   ,          , 2000
                               OF                                                        AT
           THE SAVINGS BANK INTO SAVINGS BANCORP, INC.
              AS A ONE-BANK HOLDING COMPANY OWNING
                        THE SAVINGS BANK

=================================================================  =========================================================
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         This document is a proxy statement for use by The Savings Bank in soliciting proxies for its special meeting of shareholders. It is also a prospectus for Savings Bancorp, Inc. relating to the issuance of Savings
Bancorp, Inc. common shares in connection with the reorganization into a bank holding company form. It gives detailed information about the reorganization, and includes a copy of the merger agreement that provides the terms of the reorganization. We urge you to read the document before deciding how to vote.
YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE REORGANIZATION,
WHICH ARE DESCRIBED BEGINNING ON PAGE [ ].

         The board of directors of The Savings Bank has unanimously approved the reorganization of The Savings Bank into a holding company form. The reorganization will occur through a merger of Savings Interim Bank, a wholly-owned subsidiary of Savings Bancorp, Inc., into The Savings Bank under a merger agreement to be entered into among Savings Bancorp, Inc., Savings Interim Bank and The Savings Bank. Savings Interim Bank has been formed only for the merger transaction. It will cease to exist after the merger. The special meeting of shareholders is being held so that you may vote on whether to adopt the merger agreement to permit the reorganization to occur. The result of the reorganization will be that Savings Bancorp, Inc. will own The Savings Bank. Each of your shares of The Savings Bank will be exchanged for ten (10) shares of Savings Bancorp, Inc. Your ownership interest and voting rights relative to other shareholders will remain the same.

         We cannot complete the reorganization unless shareholders of The Savings Bank owning at least two-thirds of the issued and outstanding shares vote to adopt the merger agreement. YOUR VOTE IS VERY IMPORTANT. IF YOU FAIL TO VOTE, THE EFFECT WILL BE A VOTE "AGAINST" ADOPTION OF THE MERGER AGREEMENT.

         The shares of The Savings Bank are not listed on any stock exchange or The NASDAQ Stock Market. The shares of Savings Bancorp, Inc. will not be listed on any stock exchange or The NASDAQ Stock Market.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SAVINGS BANCORP, INC. COMMON SHARES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This proxy statement/prospectus is dated               , 2000 and is
first being mailed to The Savings Bank shareholders on or about               ,
2000.

                      REFERENCES TO ADDITIONAL INFORMATION

         This proxy statement/prospectus incorporates business and financial information about Savings Bancorp, Inc. that is not included or delivered with this proxy statement/prospectus. If you call or write us, we will send you these documents, without charge. You can contact us at:

                                The Savings Bank
                             118 North Court Street
                                  P. O. Box 310
                             Circleville, Ohio 43113
                           Attention: Stephen A. Gary
                      President and Chief Executive Officer
                                 (740) 474-3191

         PLEASE REQUEST DOCUMENTS FROM US NO LATER THAN             , 2000. If
you request any documents, we will mail the documents to you by first class mail, or another equally prompt means, by the next business day after we receive your request.

         See "Where You Can Find More Information" on page [ ] for more information about the documents referred to in this proxy statement/prospectus.

                                TABLE OF CONTENTS
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Description                                                                                   Page
-----------                                                                                   ----

Summary - Questions and Answers About the Holding Company Formation..............................1

     The Special Meeting.........................................................................1

     The Reorganization..........................................................................2

Risk Factors.....................................................................................6

     Applicable laws and regulations restrict both the ability of The Savings Bank to pay dividends to the holding company and the ability of the holding company to pay dividends to you.......................................................................6

     The bank's directors and executive officers own a significant amount of its stock and have significant control of its management and affairs, which they could exercise in a way you believe is not in your best interest...............................................6

     Provisions of the holding company's charter documents and applicable law may prevent a change in control......................................................................7

     Our small market area puts us at greater risk of a regional economic problem, such as the closing of a large local employer, having an adverse effect on our performance......................................................7

The Special Meeting..............................................................................8

     Matters to be Voted on at the Special Meeting...............................................8

     Who is Eligible to Vote?....................................................................8

     Quorum, Required Vote.......................................................................8

     Revocable Proxies...........................................................................8

     Solicitation of Proxies.....................................................................9

Proposed Reorganization into a Bank Holding Company..............................................9

     Parties to the Reorganization...............................................................9

     Description of Proposed Reorganization......................................................10

     Reasons for the Reorganization..............................................................10

     Recommendation of The Savings Bank Board of Directors.......................................12

     Treatment of Stock Certificates.............................................................12

     Conditions that Must be Satisfied Before the Reorganization Can Occur.......................12

     Differences in Shareholder Rights as a Result of the Reorganization.........................13

     Federal Income Tax Consequences of the Reorganization.......................................18

     Accounting Treatment........................................................................19

     Regulatory Approvals........................................................................19

     Rights of Dissenting Shareholders...........................................................20

     Market Price of The Savings Bank's Common Shares and Dividends..............................23

     Capitalization..............................................................................24

     Financial Statements........................................................................24

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                                       i

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
Additional Information About The Savings Bank....................................................25

     Market Area and Competition.................................................................27

     Branches and Offices........................................................................27

     Properties Owned............................................................................28

     Properties Leased...........................................................................28

     Beneficial Ownership of The Savings Bank....................................................28

     Litigation..................................................................................28

Additional Information About Savings Bancorp, Inc................................................28

     Description of Holding Company Capital Stock................................................29

     Savings Bancorp Common Shares...............................................................29

     Restrictions on Acquisition of the Holding Company..........................................29

Supervision and Regulation.......................................................................32

     General.....................................................................................32

     Savings Bancorp, Inc........................................................................33

     Regulation of Bank Holding Companies........................................................33

     Transactions with Affiliates................................................................35

     Regulation of Ohio State-Chartered Banks....................................................35

     Federal Deposit Insurance Corporation.......................................................36

     Regulatory Capital..........................................................................37

     Fiscal and Monetary Policies................................................................38

     Competition.................................................................................38

     Prompt Corrective Regulatory Action.........................................................39

     Limits on Dividends and Other Payments......................................................40

     Financial Services Modernization Act of 1999................................................40

Federal Home Loan Bank System....................................................................41

Principal Shareholders of The Savings Bank.......................................................42

Management of The Savings Bank...................................................................43

     Board of Directors..........................................................................43

     Executive Officers and Significant Employees................................................44

Compensation of Executive Officers and Directors.................................................45

     Summary Compensation Table for Executive Officers...........................................45

     Compensation of Directors...................................................................45

     Employment Agreements with Executives.......................................................46

Transactions Involving Management................................................................46

Where You Can Find More Information..............................................................47

Legal Matters....................................................................................47
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                                       ii

                               LIST OF APPENDICES



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
Appendix A       Merger Agreement................................................................49

Appendix B-1     Articles of Incorporation of Savings Bancorp, Inc...............................57

Appendix B-2     Code of Regulations of Savings Bancorp, Inc.....................................70

Appendix C       Ohio Dissenters' Statutes.......................................................83
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                                      iii

                                     SUMMARY

            QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY FORMATION


The following questions and answers were written to help you understand the reorganization proposal. The remainder of the proxy statement/prospectus and attached exhibits contain more detailed information. Before you vote, you should give careful consideration to all of the information contained in this document.

                               THE SPECIAL MEETING

WHEN AND WHERE IS THE SPECIAL MEETING?

         A Special Meeting of Shareholders will be held at ______________________, located at _______________________________, Ohio, on
____________, 2000, at __________ (am/pm).

WHAT WILL WE VOTE ON AT THE SPECIAL MEETING?

         You will be asked to vote on the proposed reorganization by which Savings Bancorp, Inc. will become the holding company for The Savings Bank. In addition, you will vote on any other business that may properly come before the meeting or any adjournment of the meeting.

WHO IS ELIGIBLE TO VOTE?

         If you held common shares of The Savings Bank at the close of business on ____________, 2000, you are entitled to vote at the meeting. You may cast one vote for each common share you held then on each matter properly presented at the meeting.

HOW DO I VOTE?

         Please read the entire proxy statement/prospectus and carefully consider the matters presented. Then fill out the enclosed proxy form and mail it to the bank in the enclosed return envelope. That proxy will instruct the persons named on the form how to vote your shares at the meeting. You also may attend the meeting in person and vote. If you wish to change your vote, you may do so by attending the meeting and notifying the Cashier before the meeting begins, or submitting a proxy bearing a later date. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE REORGANIZATION.

WHAT VOTE IS REQUIRED TO APPROVE THE BANK HOLDING COMPANY FORMATION?

         Under The Savings Bank's code of regulations and applicable law, any shareholder approval must involve at least a quorum of all shares held, which is a majority of shares outstanding. If we have a quorum for the Special Meeting, at least two-thirds of our outstanding common shares must be voted in favor of the reorganization for it to be approved.

WHAT PERCENTAGE OF OUTSTANDING SHARES ARE CONTROLLED BY MANAGEMENT?

         On _______________, 2000, the bank's directors and executive officers, and their affiliates, held 12,662 of the bank's outstanding common shares. This represented 11.51% of the total shares outstanding and 17.26% of the affirmative votes needed to approve the reorganization. We expect that all of these shares will be voted in favor of all the proposals submitted to shareholders.

                               THE REORGANIZATION

WHAT IS BEING PROPOSED?

         We are proposing that The Savings Bank be reorganized into a holding company structure, with each shareholder of the bank receiving the same interest in the holding company that he or she now has in the bank, and the bank becoming a wholly-owned subsidiary of the holding company.

WHERE WILL THE NEW COMPANY BE LOCATED?

         The holding company will be located at the same location that the bank now is located, 118 North Court Street, Circleville, Ohio 43113. The telephone number of the holding company and the bank will be (740) 474-3191.

WHO ARE THE PARTIES TO THE REORGANIZATION, AND WHAT IS THE STRUCTURE?

         Three parties will engage in the reorganization:

         The Savings Bank, Savings Bancorp, Inc. and Savings Interim Bank, a wholly-owned subsidiary of Savings Bancorp, Inc., formed only to facilitate the reorganization.

         In the reorganization, The Savings Bank will become the wholly-owned subsidiary of Savings Bancorp, Inc. through a merger of Savings Interim Bank into The Savings Bank. In this merger, all of the capital stock of The Savings Bank, namely your bank common shares, will be acquired by the holding company in exchange for common shares of the holding company at a ratio of ten (10) common shares of the holding company for each bank common share you own. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company" on page ___.

WILL THE REORGANIZATION CHANGE MY OWNERSHIP INTEREST?

         No. Immediately after the reorganization takes place, and assuming there are no dissenters: (1) the holding company will have outstanding ten times the number of common shares that the bank had issued and outstanding immediately prior to the reorganization; (2) you will hold ten common shares of the holding company for each share you held in the bank immediately prior to the reorganization; and (3) your ownership percentage will remain the same as before the reorganization.

WILL THE REORGANIZATION CHANGE MY RIGHTS AS A SHAREHOLDER?

         Your rights as a shareholder of The Savings Bank are governed generally by the Ohio General Corporation Law, Chapters 1101 to 1127 of the Ohio Revised Code regarding Ohio banks, and the Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations of The Savings Bank. Following the reorganization, your rights as a shareholder of the holding company will be governed by the Ohio General Corporation Law and the Articles of Incorporation and Code of Regulations of the holding company. This change in applicable law, articles of incorporation and code of regulations will cause some changes in your shareholder rights. The following list highlights principal changes in your rights as a result of the reorganization.

    - The holding company is authorized to issue up to 1,250,000 common shares. After the reorganization, assuming there are no dissenters, there will be 1,100,000 holding company shares issued and outstanding based on the ten for one exchange ratio. This will leave 150,000 authorized but unissued shares that the board of directors may choose to issue later.

    - Holding company directors will serve staggered three-year terms instead of the one-year terms currently served by the directors of the bank.

    - The holding company Code of Regulations increases the number of shares that must be voted to approve the removal of directors.

    - If a merger or other extraordinary corporate transaction involving an "interested shareholder," that is an owner of 10% or more of the holding company's stock, is not approved by a majority of the board, it will require approval of holders of at least 80% of the outstanding holding company common shares. If it is approved by the board, however, it will require only a majority vote. A similar transaction now requires the approval of holders of two-thirds of the outstanding bank common shares.

    - You will still have one vote for every share you own on all matters requiring a vote of shareholders. However, as a shareholder of the bank holding company, you will have the right to cumulate your votes in the election of directors, which is a right you do not have now. Cumulative voting means that you may multiply the number of shares you own times the number of directors to be elected and allocate the resulting votes in any way you choose among the directors to be elected, including casting the total number of resulting votes for only one nominee. You will still be entitled to dividends only if they are declared by the board of directors and only in the amount declared by the board.

         For more information, please see "Proposed Reorganization into a Bank Holding Company - Differences in Shareholder Rights as a Result of the Reorganization" on page ___.


WILL THE REORGANIZATION AFFECT MY FEDERAL INCOME TAXES?

         You should not incur U.S. federal income taxes as a result of exchanging your bank shares for holding company shares. Cash you receive in connection with the exercise of dissenters' rights may be taxable. For more information about the tax consequences of the reorganization, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company - Federal Income Tax Consequences of the Reorganization" on page ___.

WILL THE REORGANIZATION HAVE ANTI-TAKEOVER EFFECTS?

         The holding company Articles of Incorporation and Code of Regulations contain provisions that enhance the ability of the holding company to deal with attempts to acquire control of the company. They may also facilitate the company's efforts to acquire additional financial institutions. While management has no plans at present to engage in any acquisition or affiliation, it is open to opportunities that may develop. These provisions also may have an anti-takeover effect and discourage takeover efforts which have not been approved by the board of directors. These provisions are discussed on the previous page under "Will the reorganization change my rights as a shareholder?", and in more detail under "Proposed Reorganization into a Bank Holding Company - Differences in Shareholder Rights as a Result of the Reorganization."

WHY ARE WE FORMING A BANK HOLDING COMPANY?

         The holding company structure increases our opportunities to diversify our products and services and provides us the choice to do the following:

    - Allows us to provide certain services outside the bank, which is restricted from offering certain products;
    - Engage in insurance sales and securities activities to a greater degree, especially if we decide to take advantage of recent federal legislation that eliminates many restrictions in these areas;
    - Provides greater flexibility in acquiring other institutions and allowing them to retain their own identity;
    - Provides greater flexibility in defending against an unfriendly takeover attempt;
    -    Provides greater freedom in repurchasing our own stock; and
    -    May reduce our state tax liability.

         We have no specific plans to buy another institution or change our activities. The flexibility of a holding company will allow us to react more quickly to market forces. State tax savings will depend on our ability to move capital into the holding company, which may permit a reduction of the overall Ohio franchise tax.

HOW WILL THE GOVERNMENT'S SUPERVISION AND REGULATION OF US CHANGE?

         After the reorganization: (1) the Federal Bank Holding Company Act of 1956, as amended, will apply to the holding company, and the Board of Governors of the Federal Reserve System will regulate its operations as a bank holding company; (2) the bank will continue to be regulated by the Ohio Division of Financial Institutions and the FDIC; and (3) the deposits of the bank will continue to be insured by the FDIC to the full extent provided by law. For more information, please see the section of this proxy statement/prospectus captioned "Supervision and Regulation" on page ___.

WILL THE MANAGEMENT OF THE HOLDING COMPANY BE THE SAME AS THE BANK'S?

         The holding company's board of directors consists of the same persons who are presently the directors of the bank. Your approval of the reorganization will confirm those persons as the directors of the holding company, without further action, to serve for the terms described.

DOES THE BANK'S BOARD OF DIRECTORS RECOMMEND THE REORGANIZATION?

         After careful consideration, the bank directors have determined that the reorganization is advisable and in the best interests of the bank and its shareholders. Accordingly, the board unanimously approved the reorganization. THE BANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE REORGANIZATION.

WHAT RIGHTS WILL I HAVE IF I DO NOT VOTE FOR THE REORGANIZATION?

         If you do not vote in favor of the reorganization, and it is approved, and you do nothing else, your bank stock will automatically be converted into holding company common stock. However, if you do not vote in favor of the reorganization, you may have dissenters' rights. Sections 1115.19 and 1701.85 of the Ohio Revised Code will govern the rights of dissenters. If the reorganization takes place, you will be entitled to receive payment of the fair cash value of your shares from the bank if you: (1) do not vote in favor of the reorganization, and (2) deliver in writing to The Savings Bank within ten (10) days after the vote on the reorganization a written demand for payment for your shares. For more information, including a description of other steps necessary to perfect dissenters' rights, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company - Rights of Dissenting Shareholders" on page ___.

WHAT OTHER CONDITIONS MUST BE SATISFIED BEFORE THE REORGANIZATION CAN OCCUR?

         The bank will not be permitted to complete the reorganization until it satisfies the following conditions:

    -    Shareholder approval by at least two-thirds of all outstanding shares;
    -    Regulatory approvals, which have been applied for;
    - Rulings or opinions concerning the tax consequences of the reorganization; and

    -    Compliance with certain state securities laws.

         For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company - Conditions That Must Be Satisfied Before the Reorganization Can Occur" on page ___.

                                  RISK FACTORS

         Shareholders of The Savings Bank should consider, among other matters, the following factors in voting for the reorganization.


APPLICABLE LAWS AND         Federal and state banking laws and regulations
REGULATIONS RESTRICT        restrict the bank's ability to pay dividends on its
BOTH THE ABILITY OF         capital stock. The bank may pay dividends without
THE SAVINGS BANK TO         prior regulatory approval only out of its current
PAY DIVIDENDS TO THE        year's retained earnings and earnings retained from
HOLDING COMPANY AND THE     the prior two years. The bank also may be prevented
ABILITY OF THE HOLDING      from paying dividends if the Ohio Division of
COMPANY TO PAY DIVIDENDS    Financial Institutions or the FDIC determines that
TO YOU.                     the bank is operating in an unsafe or unsound
                            manner.

                            Even if shareholders approve the proposed reorganization into a bank holding company structure, these restrictions on the bank's ability to pay dividends will continue. Consequently, because the holding company's principal source of income will consist of dividends, if any, from the bank, the restrictions on the bank's ability to pay dividends could restrict the holding company's ability to pay dividends. Moreover, the holding company will be restricted in its ability to pay dividends by constraints generally imposed on Ohio corporations, and may be further restricted by minimum capital requirements imposed by the Board of Governors of the Federal Reserve System. See "Supervision and Regulation--Regulatory Capital."

THE BANK'S DIRECTORS AND    As of the _____________, 2000 record date, the
EXECUTIVE OFFICERS OWN A    directors and executive officers of The Savings Bank
SIGNIFICANT AMOUNT OF       beneficially own approximately 11.51% of our
ITS STOCK AND HAVE          outstanding common stock. As a result of this
SIGNIFICANT CONTROL OF      percentage ownership, our directors and executive
ITS MANAGEMENT AND          officers as a group can exercise significant control
AFFAIRS, WHICH THEY COULD   over our management and affairs, including the
EXERCISE IN A WAY YOU       election of directors and the determination of all
BELIEVE IS NOT IN           other matters requiring shareholder approval. This
YOUR BEST INTEREST.         control is enhanced by the reorganization.
                            Accordingly, this concentration of ownership may have the effect of delaying or preventing a change of control of our company that you may favor.

PROVISIONS OF THE           In addition, provisions of the charter documents of
HOLDING COMPANY'S CHARTER   the holding company, as well as Ohio corporate law,
DOCUMENTS AND APPLICABLE    could make it more difficult for a third party to
LAW MAY PREVENT A CHANGE    acquire us after the reorganization, even if doing
IN CONTROL.                 so would provide our shareholders with a "premium"
                            to prevailing market prices or otherwise be beneficial to our shareholders. These provisions in the charter documents include:

                            -   A staggered board of directors;
                            - The ability to remove directors prior to the end of their term only if holders of at least seventy-five percent of the outstanding shares approve;
                            - A provision which requires holders of fifty percent of the company's shares to call a special meeting of the holding company's shareholders;
                            - Advance notice procedures for shareholder proposals;
                            - Super-majority (80%) shareholder approval required for change of control transactions involving a person who owns 10% or more of holding company common stock unless the transaction is approved by a majority of unaffiliated directors;
                            - The power of the directors, even if less than a quorum, to fill vacancies on the board; and
                            - The requirement for a super-majority vote of shareholders to approve a change to certain provisions of the holding company's articles of incorporation and code of regulations.

OUR SMALL MARKET AREA       Our primary market area is Circleville, Ohio,
PLACES US AT GREATER        Pickaway County and surrounding counties of Ohio.
RISK OF A REGIONAL          Our branches serve only a portion of this market.
ECONOMIC PROBLEM, SUCH      Accordingly, a regional disaster, like a tornado, or
AS THE CLOSING OF A         a regional economic problem like the closure of a
LARGE LOCAL EMPLOYER,       large local employer could hurt our performance. Our
HAVING AN ADVERSE EFFECT    market area has a diverse economic base, but some
ON OUR PERFORMANCE.         large employers in our area have a large number of
                            employees and impact many local businesses. The bank does not lend to any of the largest companies in this region, but closure of one of these large employers would hurt many local businesses and could result in less business, more defaults, and tougher competition for financial services. This could make us less profitable or even result in net losses.

                               THE SPECIAL MEETING

MATTERS TO BE VOTED ON AT THE SPECIAL MEETING.

         At the Special Meeting, you will be asked to vote on:

    - The reorganization of the bank into a holding company structure, including adoption of the Merger Agreement, dated as of ______________, 2000, to be entered into among The Savings Bank, Savings Interim Bank and Savings Bancorp, Inc. We organized Savings Bancorp, Inc. as a new Ohio corporation to become the holding company for the bank. Through the merger of Savings Interim Bank into The Savings Bank, each outstanding common share of The Savings Bank will be converted into ten
         10) common shares of the holding company.
    - Any other business as may properly come before the Special Meeting or any adjournment of the Special Meeting. Management is not aware of matters other than the proposed reorganization which could come before the Special Meeting.

WHO IS ELIGIBLE TO VOTE?

         If you held bank common shares at the close of business on ______________, 2000, you are entitled to vote at the Special Meeting. On
______________, 2000, there were 110,000 common shares of the bank outstanding. On that day, there were ____ holders of record of common shares. Each common share is entitled to one vote on each matter properly presented at the Special Meeting.

QUORUM, REQUIRED VOTE.

         At least a majority of the total number of common shares entitled to vote must attend the special meeting, in person or by proxy, to constitute a quorum for matters to be voted upon by the common shareholders. We will count shares that abstain and broker non-votes as present for purposes of determining the presence of a quorum.

         At least two-thirds of the bank's outstanding common shares must approve the reorganization for it to be passed. Consequently, the required vote of the bank's common shareholders is based on the total number of the bank's common shares and not on the number of shares which are actually voted. Not returning a proxy card, not voting in person at the annual meeting or abstaining from voting will have the same effect as voting against the merger agreement and reorganization into a holding company form.

REVOCABLE PROXIES.

         The proxies solicited pursuant to this proxy statement/prospectus, if properly signed and returned to the bank, will be voted in accordance with the instructions contained in the proxies, unless revoked prior to their use. Executed proxies with no instructions indicated on the proxy card will be voted for the reorganization. If you properly submit a proxy card, you may revoke it at any time before it is exercised by (1) filing a written notice of revocation with Ms. Connie L. Campbell, Cashier, The Savings Bank, 118 North Court Street, Circleville, Ohio 43113; (2) submitting a duly executed proxy card bearing a later date; or (3) appearing at the Special Meeting and giving Ms. Campbell notice of your intention to vote in person.

         Proxies solicited pursuant to this proxy statement will be returned to the proxy solicitors and will be tabulated by inspectors of election designated by the board of directors of the bank who may be employees of the bank. After the final adjournment of the Special Meeting, the proxies will be returned to the board of directors of the bank for safekeeping. Proxies solicited pursuant to this proxy statement may be used only at the Special Meeting and any adjournment of the meeting and will not be used for any other meeting.

SOLICITATION OF PROXIES.

         The Board of Directors of The Savings Bank is soliciting proxies by this proxy statement/prospectus. In addition to soliciting proxies by mail, directors, officers and employees of the bank may solicit proxies for the Special Meeting from shareholders personally or by telephone or other means without receiving additional compensation for these activities. The bank will bear the cost of soliciting proxies. The bank also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

               PROPOSED REORGANIZATION INTO A BANK HOLDING COMPANY

         The reorganization will be accomplished pursuant to the Merger Agreement. We have attached a copy of the Merger Agreement to this proxy statement as Appendix A and incorporate it by reference into this proxy statement/prospectus. Following the organization of Savings Interim Bank with the approval of the Ohio Division of Financial Institutions, the Merger Agreement will be executed by The Savings Bank, Savings Interim Bank and Savings Bancorp, Inc. We urge you to read the entire Merger Agreement.

PARTIES TO THE REORGANIZATION.

    - The Savings Bank: The Savings Bank, a full-service commercial bank, chartered under Ohio law, provides a wide range of financial services for retail and commercial customers. Its principal executive offices are located at 118 North Court Street, Circleville, Ohio 43113, and its telephone number is (740) 474-3191. The bank operates under the regulations of the Ohio Division of Financial Institutions and the FDIC, and the bank's deposits are insured by the FDIC to the full extent provided by law.

    - Savings Bancorp, Inc.: Savings Bancorp, Inc. is a corporation formed under the laws of the State of Ohio on August 25, 2000, to serve as a bank holding company after the reorganization. The holding company has no prior operating history. Its principal executive offices are located at the bank's address, and it has the same telephone number as the bank.

    - Savings Interim Bank: Savings Interim Bank will be a wholly-owned subsidiary of Savings Bancorp, Inc. Savings Interim Bank will be incorporated as an Ohio bank.

         Its sole purpose will be to serve as a vehicle to accomplish the reorganization of The Savings Bank into a holding company form. Under the Merger Agreement, Savings Interim Bank will be merged into The Savings Bank with the result that Savings Bancorp, Inc. will own The Savings Bank after that merger. Savings Interim Bank will conduct no business and will engage in no other activity. Savings Interim Bank will cease to exist after the reorganization.

DESCRIPTION OF PROPOSED REORGANIZATION.

         If our shareholders approve the reorganization and all of the other conditions set forth in the Merger Agreement - primarily regulatory approvals - are satisfied, on the effective date of the reorganization, other than dissenting shares, your ownership of each common share of The Savings Bank that is outstanding immediately prior to the reorganization will automatically by operation of law entitle you to ten common shares of Savings Bancorp, Inc. Although you will own a greater number of shares, your ownership interest and voting rights, relative to other shareholders, will remain unchanged.

         After the reorganization, the former holders of the bank's outstanding common shares who do not exercise dissenters' rights will hold all of the outstanding holding company common shares, and the holding company will own all of the bank's outstanding capital stock.

         After the reorganization, the bank will continue its existing business and operations as a wholly-owned subsidiary of the holding company, and the consolidated (1) capitalization, (2) assets, (3) liabilities, (4) income and (5) financial statements will be substantially the same as those of the bank immediately prior to the reorganization. The articles of incorporation and the code of regulations of the bank will continue in effect, and will not be affected in any material manner by the reorganization. The bank will continue to use the name "The Savings Bank".

         The board of directors of The Savings Bank believes that the reorganization is in the best interests of the bank's shareholders for the reasons described below in the subsection captioned "Reasons for the Reorganization." The boards of directors of The Savings Bank and Savings Bancorp have approved the Merger Agreement. If the bank's shareholders approve the Merger Agreement, and the other conditions described below are satisfied, the reorganization will become effective on the date specified in a Certificate of Merger filed with the Ohio Secretary of State and accompanied by a certified copy of the approval of the Ohio Division of Financial Institutions.

REASONS FOR THE REORGANIZATION.

- The banking industry and the broader financial services industry are experiencing change at a rapid pace. Historical distinctions between various types of financial institutions are eroding rapidly, and banks are competing for business with companies that do not offer traditional banking services.

- Traditional restrictions on branch banking have given way to multi-state banking. Thus, banks are subject to aggressive competition from other financial institutions, local, regional and national, as well as non-financial institutions offering an array of financial products and services.

- Current laws limit banks' ability to supplement traditional financial services and products and to diversify into other related ventures in order to respond to these competitive demands. The laws and regulations applicable to bank holding companies, however, allow holding companies somewhat greater flexibility in expanding their markets and in increasing the variety of services they and their subsidiaries provide their customers. Under the Federal Bank Holding Company Act, in addition to banks, the holding company may own companies whose activities are closely related to banking. The proposed new corporate structure will enhance the Bank's ability to compete under the laws and conditions prevailing today and to respond effectively in the future to changing market conditions, while permitting the continuation of those services presently provided by The Savings Bank to its customers.

- The new holding company structure also may be used to affiliate with other banks and with companies already established in financially oriented activities. While the corporation contemplates no specific acquisitions at this time, the holding company structure increases the attractiveness of these affiliations by enabling other entities under the appropriate circumstances to affiliate with the bank and to maintain their own identities.

- A bank holding company may repurchase its own stock, without the approval of any regulatory agency, within certain limitations, as long as the company remains a "well-capitalized institution," as defined by regulation, after the repurchase. The bank may repurchase its stock only in extremely limited circumstances and then only after approval by the Ohio Division of Financial Institutions. By having the power to repurchase stock, a bank holding company can be an additional source of liquidity for a shareholder who may desire to sell his or her shares.

- The holding company also may provide more defenses against an unwanted attempt by another party to acquire or gain control of the bank. We are not aware of anyone who currently plans to acquire the bank.

- The holding company may provide additional funding sources for the bank, as well as better access to diverse money and capital markets. For instance, the holding company, unlike the bank, will be permitted to raise capital by issuing debt securities without first requiring regulatory approval. Any capital raised by the holding company could then be invested as capital in the bank. In general, we believe that operating as a bank holding company will serve the interests of the banking public and the shareholders of the bank by (1) improving the capability and scope for service in a highly competitive environment and (2) increasing the flexibility for capital planning and raising capital.

- Forming the holding company may permit a reduction of the overall Ohio franchise tax that is paid based upon current Ohio tax laws.

RECOMMENDATION OF THE SAVINGS BANK BOARD OF DIRECTORS.

         After careful consideration, the bank's board of directors has determined that the reorganization into a bank holding company structure is advisable and in the best interests of the bank and its shareholders and has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. We recommend that you vote FOR approval of the Merger Agreement.

TREATMENT OF STOCK CERTIFICATES.

         After the reorganization, the former bank's shareholders who do not exercise dissenters' rights will be entitled to exchange their bank stock certificates for new certificates representing ten holding company common shares for each bank share that is exchanged. Until so exchanged, bank stock certificates will, for all purposes, represent the right to receive ten holding company shares for each bank share. THERE WILL BE NO DISTRIBUTION OF DIVIDENDS ON HOLDING COMPANY SHARES AFTER THE REORGANIZATION UNTIL THE CERTIFICATES FOR BANK SHARES ARE EXCHANGED FOR THE NEW BANK HOLDING COMPANY SHARE CERTIFICATES. THESE DIVIDENDS WILL BE ACCUMULATED AND PAID, WITHOUT INTEREST, WHEN THE BANK STOCK CERTIFICATES ARE SURRENDERED.

         After the reorganization takes place, instructions concerning the exchange of stock certificates will be sent to all holders of record as of the effective date of the reorganization. The holding company intends to act as its own stock transfer agent.

CONDITIONS THAT MUST BE SATISFIED BEFORE THE REORGANIZATION CAN OCCUR.

         The following conditions must be satisfied before the reorganization can occur:

         - an effective registration statement under the Securities Act of 1933 for the offer and sale of holding company common shares;
         - compliance with all applicable state securities laws relating to the offer and sale of holding company common shares;
         - approval of at least two-thirds of the issued and outstanding common shares of the bank;
         - approval of the Federal Reserve for Savings Bancorp, Inc. to become a bank holding company;
         - approval of the Ohio Division of Financial Institutions and FDIC for the reorganization;
         - all other required regulatory approvals, or waiver or exemption and satisfaction of all other legal requirements necessary to complete the reorganization and compliance with all statutory waiting periods;
         - no imposition of any condition or requirement by any regulatory authority that would materially and adversely affect the operations or business prospects of the holding company or the bank following the effective date which would make the completion of the reorganization inadvisable; and
         - receipt of an opinion of counsel to the bank regarding the U.S. income tax consequences of the reorganization.

DIFFERENCES IN SHAREHOLDER RIGHTS AS A RESULT OF THE REORGANIZATION.

         If the reorganization takes place, the bank's shareholders will become shareholders of Savings Bancorp, Inc., an Ohio corporation. Accordingly, their rights will be governed by the Ohio General Corporation Law and the articles of incorporation and code of regulations of the holding company. The rights of holders of holding company shares will no longer be governed by the Ohio banking statutes. This change of governing law, as well as distinctions between the articles of incorporation and code of regulations of the bank and the holding company, will produce some differences in your shareholder rights. The following discussion summarizes the material differences in shareholder rights that will arise as a result of the reorganization. The articles of incorporation and code of regulations of the holding company are attached to this proxy statement/prospectus at Appendix B-1 and Appendix B-2. We urge all shareholders to read these documents.

         Payment of Dividends. The bank's ability to pay dividends on its common shares is restricted by applicable banking laws. The holding company will not be restricted on its ability to pay dividends by those same laws, but restrictions generally imposed on Ohio corporations will be imposed on the holding company. Under Ohio corporate law, dividends may be paid out only if after making the distribution the corporation can pay its debts and its assets exceed its liabilities. The holding company's ability to pay dividends also may be restricted by minimum capital requirements imposed by the Federal Reserve. You should note, though, that after the reorganization, the holding company's principal source of income will consist of dividends, if any, from The Savings Bank, and the existing restrictions on the bank's ability to pay dividends will continue in effect.

         Authorized Capital. The Savings Bank's Articles of Incorporation authorize the issuance of up to 110,000 common shares, par value $5.00 per share. All of these shares are issued and outstanding. The holding company's articles of incorporation will authorize the issuance of up to 1,250,000 common shares, of which one (1) share was issued and outstanding as of the date of these proxy materials to Mr. Stephen A. Gary, as the nominee owner of the shares for the Bank's Board of Directors. This share will be cancelled upon completion of the reorganization. Following the reorganization, and assuming no dissenters, there will be 1,100,000 holding company shares outstanding. The holding company board of directors will be able to issue the remaining 150,000 authorized shares for the purposes and consideration it chooses in the exercise of the board's judgment.

         Shareholder Vote Required for Certain Actions. Under the Ohio banking statutes, an amendment of The Savings Bank's Articles may be approved by shareholders owning at least two-thirds of the stock of the Bank. Under the Bank's code of regulations, an amendment to the code of regulations may be approved by shareholders owning a majority of the stock of the bank. In addition, the board of directors or shareholders owning at least 45% of the bank's common shares may call a meeting of the bank's shareholders. Other fundamental matters, such as mergers, dissolution, or sale of substantially all the assets of The Savings Bank must be approved by two-thirds of the shares outstanding.

         The holding company's articles of incorporation decrease the shareholder vote required to approve mergers, business combinations and certain other fundamental transactions to a majority of the shares entitled to vote at a meeting under two circumstances:

         - for mergers and other similar transactions not involving a person who owns 10% or more of holding company shares, if the majority of holding company directors approve the transaction;

         - for mergers and certain other transactions involving a person who owns 10% or more of holding company shares, if two-thirds of the directors who were in office before the large shareholder obtained the 10% interest and who are not affiliated with the large shareholder approve the transaction. In this case, if the condition is not met to reduce the required shareholder vote, the holding company's articles of incorporation increase the required shareholder vote to 80% of the shares outstanding.

         The effect of these provisions is to make shareholder approval of certain transactions less difficult to obtain if favored by the board of directors. A lower required shareholder vote could benefit the holding company by reducing the cost of soliciting the shareholder vote. If, however, the Board does not approve a merger or similar transaction, shareholder approval of the transaction may be more difficult to obtain.

         The holding company's articles of incorporation provide that an amendment of the articles of incorporation may be approved by a majority of the outstanding shares entitled to vote at a meeting, subject to a significant exception. An amendment to Article Sixth of the holding company's articles of incorporation must be approved by the holders of a least 80% of the outstanding shares and the holders of at least 66-2/3% of the outstanding shares who are not affiliated with a large shareholder owning 10% or more of the holding company shares, unless two-thirds of the directors not affiliated with the large shareholder first vote to recommend the amendment. Article Sixth contains provisions which make it more difficult for a shareholder owning 10% or more of the shares of the holding company to engage in a merger or other business combination involving the holding company unless the transaction is first approved by directors who are not affiliated with the large shareholder.

         Size and Classification of Board of Directors. The bank's code of regulations provides for a board of directors consisting of not less than 5 nor more than 15 individuals, with the exact number to be fixed by a majority of the full bank board. The bank board may not increase the number of directors by more than two between shareholders' meetings. The code of regulations adopted at the bank's annual shareholders' meeting in 1997 set the number at nine (9) directors and the board of directors has held to that number since then. Directors are elected at each annual meeting of shareholders.

         The holding company's code of regulations provides for a board of directors of between 3 and 25 individuals and establishes the number at 9 unless otherwise changed in accordance with the code of regulations. The holding company code of regulations provides that directors are divided into three classes as nearly equal as possible, to be elected to consecutive three-year terms, with the first class' term expiring in 2001. Directors of a class whose term expires, or their replacements, will be elected at the next annual meeting of shareholders. The Ohio General Corporation Law requires each class of directors to have at least 3 directors.

         Vacancies and Removal of Directors. Ohio law provides that vacancies on the board of directors of The Savings Bank may be filled by a majority vote of the remaining directors. Any director appointed following a vacancy holds office until the expiration of the term of the vacant board seat. Removal of a director of the bank requires the vote of holders of a majority of the outstanding shares.

         The holding company's code of regulations provides that the directors then in office, whether or not a quorum, may fill a vacancy by majority vote. Holding company directors may be removed with the affirmative vote of at least seventy-five percent of the outstanding shares entitled to vote.

         Director Liability and Indemnification. The bank's articles of incorporation provide that the bank shall indemnify a director, officer or employee made a party to a proceeding because of being a director, officer or employee of the bank to the fullest extent permitted by Ohio law provided that no indemnification for personal liability for monetary damages for breach of fiduciary duty will be provided for: (i) any breach of the directors' duty of loyalty to the bank or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) illegal distribution of dividends; (iv) any transaction from which the person derived an improper personal benefit; and (v) any liability, cost or expense which has been incurred by such person as a result of any action taken against such person by the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation or any other appropriate state or federal banking regulatory agency if such person is ultimately determined to have violated any applicable law or regulation promulgated by such entities.

         The holding company's articles of incorporation provide that it shall indemnify its directors, officers and employees to the fullest extent permitted by Ohio law provided that no indemnification for personal liability for monetary damages for breach of fiduciary duty shall be provided for: (i) any breach of the directors' duty of loyalty to the Corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) illegal distribution of dividends; and (iv) any transaction from which the director derived an improper personal benefit.

         Special Meetings of Shareholders. The bank's code of regulations provides that special meetings of the shareholders may be called by the Chairman, President, a majority of the board of directors or by shareholders owning, in the aggregate, at least 45% of the outstanding stock of the bank. The holding company Code of Regulations provides that special meetings of the shareholders may be called by a majority of the board of directors, the Chairman of the Board, the President, or shareholders owning in the aggregate at least 50% of the outstanding shares.

         Director Nomination and Shareholder Proposals. It is the practice of the bank for the board to consider candidates for board election. The entire board then determines which candidates should be recommended to the shareholders for approval at the annual meeting. Replacement directors are appointed by the board until the annual meeting. The bank's code of regulations requires that any director nomination, other than those made on behalf of existing management, must be stated by written notice to the Secretary of the bank not less than 90 days prior to the date of the annual shareholder meeting. The notice must contain certain information relating to the shareholder nominee for director. Nominations not made in accordance with the requirements are not considered. The holding company's code of regulations contains comparable provisions requiring advance notice for director nominations.

         The holding company's code of regulations also provides that to place a proposal before a meeting of shareholders of the holding company, shareholders must give written notice to the President not less than 60 days or more than 90 days before the meeting unless less than 75 days notice or public disclosure of the meeting is given, in which case the shareholder must notify the President by the fifteenth day following the date of the meeting notice or disclosure. The shareholder's notice to the President must contain certain specified information about the shareholder's proposal.

         Shareholder Voting Rights in General. You do not have preemptive rights to acquire additional shares upon issuance in proportion to your ownership interest as a bank shareholder. You do not have cumulative voting rights in the election of directors as a bank shareholder. As a holding company shareholder, you will not have preemptive rights, but you will have cumulative voting rights in the election of directors. See "Additional Information about Savings Bancorp, Inc. -- Description of Holding Company Capital Stock".

         Holding Company/Bank Antitakeover Provisions. The bank's articles of incorporation are silent regarding the vote of shareholders required to approve a merger or other business combination. In the absence of a provision in the bank's articles of incorporation, the Ohio banking statutes require the approval of at least two-thirds of the outstanding shares of the bank for a merger transaction involving the bank to occur. The holding company's articles of incorporation, however, require the affirmative vote of 80% of the holding company's outstanding voting power to approve certain business transactions (such as mergers or disposition of substantially all of its assets) involving an "interested shareholder", defined as another person or entity owning ten percent or more of the outstanding capital stock of the holding company, unless first approved by the majority of the holding company's directors not affiliated with the interested shareholder. The Articles of Incorporation also require the approval of 66-2/3% of the outstanding shares, exclusive of shares held by the interested shareholder, or the payment of a "fair price," as defined in the

Articles of Incorporation, for any shares acquired by an interested shareholder unless approved by the directors who are not affiliated with the interested shareholder. Current bank shareholders who own 10% or more of the bank's stock will be excluded from the definition of "interested shareholder" until they reach ownership of 35% or more of the holding company's stock.

         These provisions of the holding company's articles of incorporation may have the effect of interfering with a takeover of the holding company on terms not favored by the board of directors.

         State Anti-Takeover Statutes.

         Ohio Control Share Acquisition Act. Section 1701.831 of the Ohio Revised Code or the "Ohio Control Share Acquisition Act" provides that certain notice and informational filings and special shareholder meetings and voting procedures must occur prior to consummation of a proposed "control share acquisition," which is defined as any acquisition of shares of an "issuing public corporation" that would entitle the acquirer, directly or indirectly, alone or with others, to exercise or direct the voting power of the issuing public corporation in the election of directors within any of the following ranges:

         -    one-fifth or more but less than one-third of the voting power;
         -    one-third or more but less than a majority of the voting power; or
         -    a majority or more of the voting power.

         An "issuing public corporation" is an Ohio corporation with fifty or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no valid close corporation agreement exists. Assuming compliance with the notice and informational filing requirements prescribed by the Ohio Control Share Acquisition Act, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders at which at least a majority of the voting power is represented in person or by proxy, the acquisition is approved by both:

         - a majority of the voting power of the corporation represented in person or by proxy at the meeting, and
         - a majority of the voting power at the meeting exercised by shareholders, excluding:

                -    the acquiring shareholder,
                - directors of the corporation who are also employees and officers, and
                - persons who acquire specified amounts of shares after the first public disclosure of the proposed control share acquisition.

         The Ohio Control Share Acquisition Act does not apply to a corporation whose articles or regulations so provide. The Ohio Control Share Acquisition Act applies to the bank since it has not taken any corporate action to opt out of it. The holding company has opted out of the application of the Ohio Control Share Acquisition Act in its articles of incorporation.

         Ohio Merger Moratorium Statute. Chapter 1704 of the Ohio Revised Code or the "Ohio Merger Moratorium Statute" prohibits certain business combinations and transactions between an "issuing public corporation" and a beneficial owner of shares representing 10% or more of the voting power of the corporation (an "interested shareholder") for at least three years after the interested shareholder becomes such, unless the board of directors of the issuing public corporation approves either (1) the transaction or (2) the acquisition of the corporation's shares that resulted in the person becoming an interested shareholder, in each case before the interested shareholder became such.

         For three years after a person becomes an interested shareholder, the following transactions between the corporation and the interested shareholder or persons related to such shareholder are prohibited:

         -    the sale or acquisition of any interest in assets,
         -    mergers and similar transactions,
         -    a voluntary dissolution,
         - the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the corporation's outstanding shares,
         - a transaction that increases the interested shareholder's proportionate ownership of the corporation, and
         - any other benefit that is not shared proportionately by all shareholders.

         After the three-year period, transactions between the corporation and the interested shareholder are permitted if:

         - the transaction is approved by the holders of shares with at least 66-2/3% of the voting power of the corporation (or a different proportion specified in the corporation's articles), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder, or
         - the business combination results in shareholders, other than the interested shareholder, receiving a "fair price" for their shares determined by the method described in Section 1704.03(A)(4).

         A corporation may elect not to be covered by the Ohio Merger Moratorium Statute by the adoption of an appropriate amendment to its articles. The Ohio Merger Moratorium Statute applies to the bank and will also apply to the holding company since neither has taken any corporate action to opt out of it.

FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION.

The Savings Bank has received an opinion of Werner & Blank Co., L.P.A., special counsel for the reorganization, to the effect that the transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and, accordingly, for federal income tax purposes:

         - no gain or loss will be recognized by Savings Bancorp, Inc. as a result of the reorganization;

         - no gain or loss will be recognized by bank shareholders who exchange their bank common shares solely for holding company common shares in the reorganization;

         - the tax basis of holding company common shares received by bank shareholders who exchange all of their bank common shares solely for holding company common shares in the reorganization will be the same as the tax basis of the bank common shares surrendered in exchange; and

         - the holding period of the holding company common shares received in the reorganization will include the holding period of bank common shares surrendered in exchange therefor, provided the bank common shares were held as capital assets at the effective time of the reorganization.

         The opinion of Werner & Blank Co., L.P.A. is based on facts, representations and assumptions included in the opinion, the merger agreement, and certificates of officers of The Savings Bank, which were not independently investigated or verified.

         THE FOREGOING DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF THE REORGANIZATION TO BANK SHAREHOLDERS WHO PERFECT DISSENTERS' RIGHTS. FOR MORE INFORMATION, SEE "RIGHTS OF DISSENTING SHAREHOLDERS" ON PAGE [ ].

         THIS DISCUSSION DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER OR THE TAX CONSEQUENCES OF THE REORGANIZATION TO CERTAIN SHAREHOLDERS WHO MAY BE SUBJECT TO SPECIAL RULES, INCLUDING, FOR EXAMPLE, FOREIGN SHAREHOLDERS. THIS DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE OPINION OF COUNSEL DESCRIBED ABOVE IS NOT BINDING UPON THE IRS, AND NO RULINGS OF THE IRS WILL BE SOUGHT OR OBTAINED. THERE CAN BE NO ASSURANCE THAT THE IRS WILL AGREE WITH THE TAX CONSEQUENCES OF THE REORGANIZATION DESCRIBED ABOVE. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO A BANK SHAREHOLDER WHO ACQUIRED BANK COMMON SHARES UPON EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND ANY PROPOSED CHANGES IN THOSE TAX LAWS.

ACCOUNTING TREATMENT.

         The reorganization of The Savings Bank into a holding company structure will be accounted for in a method similar to a pooling of interests.

REGULATORY APPROVALS.

         For the reorganization to occur, the holding company and the bank must receive approvals from the Federal Reserve, FDIC and Ohio Division of Financial Institutions. In this section, we refer to these approvals as the required regulatory approvals. The holding company has applied to the Federal Reserve to become a bank holding company and to acquire the shares of The Savings Bank in the reorganization. In reviewing this application, the Federal Reserve will consider, among other things, the financial and managerial resources of the holding company and the bank, the effect of the reorganization on depositors, creditors and shareholders of the bank, and the public interest.

         The Savings Bank also filed an application with the FDIC under the Bank Merger Act for approval of the merger of Savings Interim Bank into The Savings Bank that will result in the reorganization with the holding company owning The Savings Bank. The holding company and The Savings Bank have also applied to the Ohio Division of Financial Institutions to charter Savings Interim Bank and for approval to merge it into The Savings Bank. The holding company has filed notice with the Ohio Division of Financial Institutions to own The Savings Bank.

         Neither the holding company nor The Savings Bank is aware of any other governmental approvals or actions that are required for the reorganization to take place that are not described above. If any other approval or action is required, The Savings Bank and the holding company presently contemplate that they would seek the approval or take the required action.

RIGHTS OF DISSENTING SHAREHOLDERS.

         The following is a description of the steps you must take to perfect dissenters' rights with respect to the reorganization. You have these rights because Sections 1115.19 and 1701.85 of the Ohio Revised Code apply to the merger of Savings Interim Bank into The Savings Bank, by which Savings Bancorp, Inc. will become the owner of The Savings Bank in a holding company structure. This description of your dissenters' rights is not intended to be complete and is qualified in its entirety by reference to Sections 1115.19 and 1701.85 of the Ohio Revised Code, copies of which are included as Appendix C to this proxy statement/prospectus. We recommend that you consult with your own counsel if you have questions with respect to your rights under these statutes.

         "Dissenters' rights" are your rights to dissent from the merger and to have the "fair cash value" of your bank common shares determined by a court and paid in cash. The "fair cash value" of a common share of The Savings Bank is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay. Fair cash value is determined as of the day prior to the day on which the vote of The Savings Bank shareholders to adopt the merger agreement is taken. When determining fair cash value, any appreciation or depreciation in market value resulting from the proposed merger is excluded. In no event can the fair cash value of a common share exceed the amount specified in the demand of the particular shareholder discussed in numbered paragraph 3 below.

         To perfect your dissenters' rights, you must satisfy each of the following conditions:

              1. You Must be a Shareholder of The Savings Bank on the Record Date. To be entitled to dissenters' rights, you must be the record holder of the dissenting shares on __________, 2000. If you have a beneficial interest in common shares of The Savings Bank held of record in the name of any other person for which you desire to perfect dissenters' rights, you must cause the shareholder of record to act timely and properly to perfect those rights.

              2. You Must Not Vote in Favor of Adoption of the Merger Agreement. Only a shareholder whose bank common shares are not voted in favor of adoption of the merger agreement is entitled, if the merger is completed, to be paid the fair cash value of the bank common shares held of record by the shareholder on ________________. If you vote for adoption of the merger agreement, your vote will constitute a waiver of your dissenters' rights.

              3. You Must Serve a Written Demand. On or before the tenth day after The Savings Bank special meeting of shareholders, you must serve a written demand for payment of the fair cash value of your shares to The Savings Bank. Your written demand must state your name, address, the number of common shares as to which you seek relief and the amount claimed by you as the fair cash value of the common shares.

              4. You Must Deliver Your Share Certificates for Legending, if Requested by The Savings Bank. If requested by The Savings Bank, you must submit your share certificates for dissenting shares to The Savings Bank within fifteen days after The Savings Bank sends its request. The Savings Bank will then endorse the share certificates with a legend that demand for fair cash value has been made.

              5. You Must File a Petition in Court, if You and The Savings Bank Cannot Agree on the Fair Cash Value of Your Dissenting Shares. If The Savings Bank and any dissenting shareholder cannot agree on the fair cash value of the dissenting shares, either The Savings Bank or the shareholder must, within three months after service of the written demand by the shareholder, file or join in a petition in the Court of Common Pleas of Pickaway County, Ohio, for a determination of the fair cash value of the dissenting shares.



              You must mail or deliver any written demand for payment to The Savings Bank, 118 North Court Street, Circleville, Ohio 43113,
         Attention: Mr. Stephen A. Gary, President. Because you must deliver the written demand within the ten-day period following The Savings Bank special meeting, we recommend, but do not require, that if you use the mails, you use certified or registered mail, return receipt requested, to confirm that you have made a timely delivery.

                  If you dissent from the merger, your right to be paid the fair cash value of your common shares of The Savings Bank will terminate:

         -    if for any reason, the merger is not completed;

         - if you fail to serve a timely and appropriate written demand upon The Savings Bank;

         - if you do not, upon request of The Savings Bank, make timely and appropriate surrender of the share certificates evidencing your dissenting shares for endorsement of a legend that you have made a demand for the fair cash value of your common shares;

         - if you withdraw your demand with the consent of the board of directors of The Savings Bank;

         - if you and The Savings Bank do not agree upon the fair cash value per share of your common shares of The Savings Bank and you have not timely filed or joined in an appropriate petition in the Court of Common Pleas of Pickaway County, Ohio; or

         - if you otherwise fail to comply with the requirements of Sections 1115.19 and 1701.85 of the Ohio Revised Code.

         A dissenting shareholder of The Savings Bank who receives payment for shares in cash will recognize capital gain or loss (if the shares were held as a capital asset at the effective time of the merger) equal to the difference between the cash received and the holder's basis in such shares, provided the payment is not essentially equivalent to a dividend within the meaning of
Section 302 of the Internal Revenue Code. A sale of shares pursuant to an exercise of dissenters' rights will not constitute such a "dividend" if, as a result of such exercise, the shareholder owns no Savings Bancorp common shares following the reorganization (either actually or constructively within the meaning of Section 318 of the Internal Revenue Code).

         If you are not in favor of the merger but do not wish to exercise dissenters' rights, you may, in the alternative, attempt to sell your common shares of The Savings Bank in the open market at the then current market price.

Termination of the Merger Agreement.

         The Merger Agreement providing for the merger of Savings Interim Bank into The Savings Bank, with Savings Bancorp, Inc. to become the owner of The Savings Bank, may be terminated by the action of the boards of directors of The Savings Bank and Savings Interim Bank. The following are some of the reasons why the board might terminate the Merger Agreement:

         - The number of shares of The Savings Bank that voted against approval of the reorganization or that have sought dissenters' rights is great enough that completion of the reorganization is unlikely or inadvisable;

         - Any action, suit, proceeding, or claim is commenced or threatened or any claim is made that could make completion of the reorganization inadvisable;

         - It is likely that a regulatory approval will not be obtained, or if obtained, has or will contain or impose a condition or requirement that would materially and adversely affect the operations or business prospects of the holding company or The Saving Bank following the reorganization so as to render inadvisable the completion of the reorganization; or

         - Any other reason exists that makes completion of the reorganization inadvisable in the sole and exclusive judgment of the board of directors.

         Termination of the Merger Agreement will be made in the sole discretion of the board of directors and for any or no reason as the board may determine. Upon termination, the Merger Agreement will be deemed void and of no further effect. There will be no liability under or on account of the termination on the part of the parties, or the directors, officers, employees, agents or shareholders of any of them.

MARKET PRICE OF THE SAVINGS BANK'S COMMON SHARES AND DIVIDENDS.

         The Savings Bank has only one class of common shares at a par value of $5.00 per share. The bank's common shares trade infrequently and sporadically. They are not traded on any exchange or on any established securities market. There is no public trading market for the bank's common shares.

         As of _________, 2000 there were 181 shareholders of record of The Savings Bank. We are not aware of the prices at which the bank's common shares trade.

         The Bank expects to continue to pay dividends in the future based on its income. The holding company intends to follow the bank's policy of declaring and paying a quarterly cash dividend. The declaration and payment of future dividends by the holding company on its common shares will depend upon its earnings and financial condition and upon other factors that are not presently determinable. After the reorganization takes place, the holding company will obtain the funds needed for payment of its dividends and expenses from the bank in the form of dividends. The Savings Bank's ability to pay dividends may be restricted by federal and state banking law and the regulations of the FDIC and Ohio Division of Financial Institutions. For more information, please see the section of this proxy statement/prospectus captioned "Proposed Reorganization into a Bank Holding Company - Differences in Shareholder Rights - Payment of Dividends" at page ___."

         Savings Bancorp, Inc. was incorporated on August 25, 2000. None of its shares have been traded. No market will exist for the holding company's shares prior to completion of the reorganization. Bank shareholders will exchange their bank shares for holding company shares at a ten for one exchange ratio while retaining the same proportionate ownership interest. This means that if one share of bank stock were to trade at $200.00 on November 1, 2000, then one share of holding company stock would trade at $20.00 on that date.

                                 CAPITALIZATION

The following table sets forth the capitalization of The Savings Bank as of June 30, 2000 and the pro forma capitalization of Savings Bancorp, Inc. as of June 30, 2000, assuming that the reorganization had been consummated at such date; that no shareholder of the bank had exercised dissenters' rights; and that the shares of Savings Interim Bank issued to Savings Bancorp, Inc. in connection with the formation of Savings Interim Bank had been repurchased and cancelled at the price paid for them when they were issued.

                                                                                                        Savings Bancorp,
                                               Bank          Savings Interim Bank     Adjustments             Inc.
                                             (Actual)               (Actual)          (Pro Forma)       (Pro Forma)(2)(3)
                                          ---------------    ---------------------  ---------------     -----------------
SHAREHOLDERS' EQUITY
Common                                       $550,000                  $10(1)              ($10)(1)          $550,000
Surplus                                    $2,450,000                 $990(1)             ($990)(1)        $2,450,000
Undivided Profits                         $20,347,000                    0         ($20,347,000)                    0
Undistributed Profits of
Subsidiary                                          0                    0          $20,347,000           $20,347,000
Unrealized loss on
Investment Securities                       ($421,000)(4)                                                   ($421,000)(4)
                                          ------------              ------          -----------           -----------
TOTAL SHAREHOLDERS EQUITY                 $22,926,000               $1,000              ($1,000)          $22,926,000

(1) Represents the capitalization of Savings Interim Bank, which capital will be withdrawn through a redemption of such stock by the bank. The capital of the bank and the holding company therefore will be equal to the capital of the bank immediately before the transaction and will not be affected by the temporary capitalization of Savings Interim Bank.

(2) Reflects that the capital stock of the bank is the sole investment of the holding company upon the consummation of the transaction.

(3) Does not reflect the indebtedness of the holding company to pay organizational costs, estimated at $80,000. The company has a line of credit which entitles the company to borrow up to $500,000 from an unaffiliated bank for the purpose of paying expenses relating to the transaction contemplated by the Agreement. Upon consummation of the transaction, the bank will pay a dividend to the holding company which will be used to retire this debt.

(4) Represents unrealized loss on investment securities classified as "Available for Sale" under Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities".

                              FINANCIAL STATEMENTS

         The Savings Bank's annual report containing financial statements for its fiscal year ended December 31, 1999, prepared in conformity with generally accepted accounting principles, is being delivered to you with this proxy statement/prospectus.

         Provided below is a five-year summary of selected financial data of the bank:


                   SELECTED FINANCIAL DATA OF THE SAVINGS BANK
          AS OF OR FOR THE PERIOD ENDED DECEMBER 31 IN EACH YEAR SHOWN
                          (000'S EXCEPT PER SHARE DATA)


STATEMENTS OF OPERATIONS DATA:                   1999            1998            1997            1996           1995
     Total Interest Income                    $  11,250       $  11,413       $  11,144       $  10,589       $   9,622
     Total Interest Expense                   $   4,470       $   4,890       $   4,856       $   4,673       $   4,398
                                              ---------       ---------       ---------       ---------       ---------

     Net Interest Income                      $   6,780       $   6,523       $   6,288       $   5,916       $   5,224

     Provision for Loan Losses                $     270       $     280       $     260       $     240       $     188
                                              ---------       ---------       ---------       ---------       ---------
     Net Interest Income (Net Provision)      $   6,510       $   6,243       $   6,028       $   5,676       $   5,036
     Non-Interest Income                      $     832       $     764       $     725       $     735       $     709
     Non-Interest Expense (Net)               $   3,625       $   3,485       $   3,319       $   3,076       $   2,945
     Securities Gain & (Loss)                 $      (3)      $       7       $      (3)      $     (41)      $     (18)

     Net Income                               $   2,654(1)    $   2,568       $   2,412       $   2,238       $   1,961

PER SHARE DATA:
     Net Income                               $   24.13(1)    $   23.35       $   21.93       $   20.35       $   17.83
     Book Value                               $  198.27       $  190.73       $  171.14       $  152.72       $  138.47





     Cash Dividends                           $    7.00       $    6.00       $    5.00       $    4.50       $    2.75

BALANCE SHEET DATA:
     Total Assets                             $ 159,800       $ 162,992       $ 150,395       $ 146,046       $ 135,969
     Total Deposits                           $ 137,481       $ 141,075       $ 130,755       $ 128,500       $ 118,944
     Total Net Loans                          $  95,465       $  90,260       $  85,846       $  82,050       $  71,784
     Allowance for Loan Losses                $  (1,203)      $  (1,070)      $    (903)      $    (748)      $    (666)
     Shareholder's Equity                     $  21,810       $  20,980       $  18,825       $  16,799       $  15,232

(1) If the reorganization into a holding company structure had occurred on January 1, 1999, and the indebtedness of $80,000 borrowed by the bank holding company for organizational expenses had been outstanding at the bank level for all of 1999 at an interest rate of 9%, the bank's net income would have been approximately $2,649,000 or $24.08 per share for the year ended December 31, 1999.


Management.

         The initial directors of the holding company will be the current directors of The Savings Bank. Holding company directors have been divided into three classes as follows:


         -     Class I:   Stephen A. Gary, Ned W. Harden, Walter J. Garner
         -     Class II:  Thomas F. Tootle, Robert L. Baum, H. Scott Clifton
         -     Class III: David S. Goldschmidt, John E. Bowers, Walton W.
                          Spangler

         The Class I directors have an initial one year term and, if renominated, will be subject to shareholder reelection at the 2001 holding company annual shareholder meeting. Similarly, the Class II directors, if renominated, will be subject to shareholder reelection at the 2002 holding company annual shareholder meeting. The Class III directors, if renominated, will be subject to shareholder reelection at the 2003 holding company annual shareholder meeting.

         Approval of the reorganization by the bank's shareholders will be deemed to be a confirmation by holding company shareholders of those persons as holding company directors without further action and without changes in classes or terms.

         Several officers of The Savings Bank will hold similar positions with the holding company. The names of these officers and their titles are shown below. After the reorganization takes place, these officers will continue to be officers of the bank.


     NAME                                           TITLE
     ----                                           -----
Thomas F. Tootle                           Chairman of the Board
Stephen A. Gary                            President and Chief Executive Officer
Connie L. Campbell                         Secretary and Treasurer
Walter J. Garner                           Vice President


                  ADDITIONAL INFORMATION ABOUT THE SAVINGS BANK

         The Savings Bank is an Ohio chartered commercial bank, headquartered in Circleville, Ohio. Its deposits are insured by the FDIC. The bank has operated as a full service commercial bank since 1912, offering a broad range of banking products.

         Historically, The Savings Bank's banking operations have focused on Pickaway County, Ohio. The bank has experienced growth, with total assets increasing from $136 million at December 31, 1995 to $160 million at December 31, 1999, and total deposits increasing from $119 million at December 31, 1995 to $137 million at December 31, 1999. The bank's net income during that period increased from $2.0 million for the year ended December 31, 1995 to $2.7 million for the year ended December 31, 1999. Since January 1, 2000, through the date of this proxy statement/prospectus, the bank has declared $330,000 of cash dividends to shareholders. Total shareholders' equity has increased from $15.2 million at December 31, 1995 to $21.8 million at December 31, 1999.

         The bank's interest earning assets are comprised primarily of loans and investment and mortgage-related securities. At December 31, 1999, loans, net were $95.5 million and investment securities available for sale were $50 million. This compares to net loans of $90 million and investment securities available for sale of $55.8 million at December 31, 1998. The bank's loan portfolio consists primarily of consumer, small business, and real estate loans, including the following types of loans as of the dates indicated:


                                                                  SUMMARY OF LOANS BY CATEGORY ($ 000'S)(1)
                                                                -------------------------------------------
                                                                1999               1998                1997
                                                                ----               ----                ----

Commercial(2)                                                  17,127             17,374              18,851
Consumer (principally installment)                             15,200             15,921              16,672
Real Estate -- Mortgage                                        59,308             55,225              48,978
Real Estate -- Construction                                     2,596              1,730               1,199
Other Loans                                                     2,436              1,080               1,049

Total Loans                                                    96,667             91,330              86,749

Less Unearned Income                                              0                  0                   0

Total Loans, Less Unearned Income                              96,667              91,330             86,749


---------------------
(1) Data taken from Consolidated Reports of Condition and Income filed by The Savings Bank with the FDIC.

(2) These amounts include both commercial real estate and agricultural loans.

At December 31, 1999, non-accrual loans totaled $276,000, and the bank's total allowance for loan losses was $1,203,000 or 1.24% of loans net of unearned income and 436% of non-accrual assets at that date.

         Deposits in The Savings Bank are insured to the maximum extent provided by law by the FDIC, and the bank is a member of the Federal Home Loan Bank System. The FDIC and Ohio Division of Financial Institutions examine and regulate the bank's operations. If the reorganization is approved and completed, the holding company will be regulated by the Federal Reserve Board.

         The Savings Bank's executive offices are located at 118 North Court Street, Circleville, Ohio 43113-0310 and its telephone number is (740) 474-3191.

Market Area and Competition.

         The Savings Bank's primary service area is Pickaway County, Ohio. This market is diversified. The Savings Bank competes mainly with other commercial banks and thrifts in attracting and retaining deposits and in making consumer, real estate and commercial loans.

         There are 8 other banks operating in PICKAWAY COUNTY. The Savings Bank competes for loans with other banks, most of which are larger and have available resources greater than those of The Savings Bank. In addition, The Savings Bank competes with (1) credit unions, (2) small loan companies, and (3) savings institutions. The Savings Bank may not be able to continue to increase its deposit base or originate loans in the manner or on the terms on which it has done so in the past.

         Management believes that The Savings Bank has been able to compete effectively for deposits and loans by:

         -    its knowledge of its primary service area,

         - emphasizing its local ownership and personal connections with businesses and consumers in its primary service area.

         - offering a variety of transaction account products and loans with competitive features,

         -    pricing its products at competitive interest rates,

         -    offering convenient branch locations, and

         -    emphasizing the quality and personal nature of its service.

         The Savings Bank's ability to originate loans depends primarily on the rates and fees charged and the service it provides to its borrowers in making prompt determinations as to whether it will fund particular loan requests.

Branches and Offices.

         As of September 30, 2000, The Savings Bank owned 4 branches, and leased 1 location for another branch.

         The Savings Bank's properties are well maintained and are suitable for the bank's business as presently conducted. All of the bank's properties are listed below.


Properties Owned:
-----------------


               NAME                                                 LOCATION
               ----                                                 --------

The Savings Bank -- Drive-In Facility                        201 Pinckney Street
                                                             Circleville, Ohio  43113

The Savings Bank -- Ashville Downtown                        18 Long Street
                                                             Ashville, Ohio 43103

The Savings Bank -- Ashville North                           501 Long Street
                                                             Ashville, Ohio 43103

The Savings Bank -- Williamsport Location                    200 S. Water Street
                                                             Williamsport, Ohio 43164

Properties Leased:
------------------

               NAME                                                 LOCATION
               ----                                                 --------

The Savings Bank -- Main Office                              118 North Court Street
                                                             Circleville, Ohio 43113


The Main Office of the Savings Bank is located in a three story building located on North Court Street, the entirety of which is leased by the Savings Bank. Each floor of the leased premises is possessed of an independent street address. These addresses are 114 North Court Street, 118 North Court Street and 120 North Court Street, respectively.

Beneficial Ownership of The Savings Bank.

         For information in connection with the beneficial ownership of the capital stock of The Savings Bank, please refer to the section of this proxy statement/prospectus captioned "Principal Shareholders of The Savings Bank" at page ____.

LITIGATION

     There is no material pending litigation to which Savings Bancorp, Inc., The Savings Bank or Savings Interim Bank is a party, other than routine litigation incidental to the business of The Savings Bank. Further, there is no material legal proceeding in which any director, executive officer, principal shareholder, or affiliate of Savings Bancorp, Inc., The Savings Bank or Savings Interim Bank or any associate of any such director, executive officer, or principal shareholder is a party and has a material interest adverse to Savings Bancorp, Inc., The Savings Bank or Saving Interim Bank. None of the routine litigation in which The Savings Bank is involved is expected to have a material adverse impact upon the financial position or results of operations of Savings Bancorp, Inc., The Savings Bank or Savings Interim Bank.


               ADDITIONAL INFORMATION ABOUT SAVINGS BANCORP, INC.

         Savings Bancorp, Inc. was incorporated on August 25, 2000 in Ohio to serve as a bank holding company in the reorganization. The holding company has no prior operating history. Its principal office is located at 118 North Court Street, Circleville, Ohio 43113-0310, and its telephone number is (740) 474-3191.

         The holding company is authorized to issue 1,250,000 common shares, no par value. On the effective date of the reorganization, the outstanding common shares of the bank will be acquired from bank shareholders through a statutory merger. The bank shares will be converted into holding company common shares at a ten (10) for one exchange ratio, and the holding company will own all of the outstanding capital stock of the bank.

Description of Holding Company Capital Stock.

         The following summary of the terms of holding company capital stock is not complete and is subject to the applicable provisions of Ohio law and the holding company articles of incorporation and code of regulations, which are attached to this proxy statement/prospectus at Appendix B-1 and Appendix B-2.

         Savings Bancorp, Inc. Common Shares. The holders of holding company common shares are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Each common share of the holding company has the same relative rights as, and is identical in all respects to, each other share of holding company common stock. Although bank shareholders do not have cumulative voting rights in the election of directors, shareholders of Savings Bancorp, Inc. after the reorganization will have cumulative voting rights in the election of directors so long as at least one shareholder gives written notice at least 48 hours in advance of the shareholder meeting of his or her desire to exercise cumulative voting rights in the election of directors at that meeting. This will allow shareholders to vote the number of common shares of Savings Bancorp, Inc. owned by them times the number of directors to be elected at the shareholders' meeting and to cast that number of votes for one director or allocate the votes among the nominees in any manner they want.

         If the holding company is liquidated or dissolved or distributes all of its assets, holding company shareholders will share ratably in the assets of the holding company legally available for distribution.

         Holding company common stock:

         -    is not redeemable;

         - is not convertible for other shares of holding company capital stock;

         -    is not subject to a sinking fund; and

         - does not have any preemptive rights to subscribe for other shares issued by the holding company.

         Holding company shareholders are entitled to receive dividends on an equal per share basis when, as, and if declared by the board of directors out of funds legally available. Holding company common shares to be issued as part of the reorganization when issued will be duly authorized, validly issued, fully paid and non-assessable. The holding company intends to act as its own transfer agent, registrar and dividend disbursement agent for its common shares.

Restrictions on Acquisition of the Holding Company.

         Several provisions of the holding company articles of incorporation and code of regulations may discourage unilateral tender offers or other attempts to take over and acquire

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


the business of the company. The following summarizes those provisions of the holding company articles of incorporation and code of regulations which might have a potential "anti-takeover" effect. You should refer in each case to the holding company articles of incorporation and code of regulations which are attached to this proxy statement/prospectus at Appendix B-1 and Appendix B-2.

         - Classified Board of Directors. The holding company board of directors is divided into three classes of approximately equal numbers of directors, with the term of office of one class expiring each year. This provides a greater likelihood of continuity, knowledge and experience on the holding company board of directors because at any one time, one third of the board of directors would be in its second year of service and one third of the board of directors would be in its third year of service. In addition, any person who may attempt to take over the holding company would have to deal with the current board of directors because even if that person acquires a majority of the outstanding voting shares of the holding company, that person would be unable to change the majority of the board of directors at any one special meeting.

         - Removal of Directors. Directors may be involuntarily removed from office before their term expires only if holders of at least 75% of the holding company common shares vote in favor of removal at a meeting of shareholders. This provision may make it difficult for any person who may attempt to take over the holding company to remove elected directors before the end of their term.

         - Vacancies on the Board of Directors. Any vacancy occurring in the board of directors, including an increase in the number of authorized directors, may be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum of the board of directors. A director elected to fill a vacancy in a particular class will serve until the next shareholders' meeting at which directors of that class are elected. This provision may make it difficult for any person who may attempt to take over the holding company to elect new directors even if that person successfully removes existing directors.

         - Size of the Board. The number of holding company directors cannot exceed 25, unless the code of regulations is amended to provide otherwise. Any person who may attempt to take over the holding company will not be able to increase the size of the Board in order to elect that person's nominees without a change in the holding company's code of regulations, which must be approved by the shareholders. See "Amendment of Articles and Code" at page __.

         - Anti-takeover Provisions. The holdings company's articles of incorporation require the affirmative vote of 80% of the corporation's outstanding voting power to approve certain business transactions (such as mergers or disposition of substantially all of its assets) involving an "interested shareholder", defined as another person or entity owning ten percent or more of the outstanding capital stock of the holding company, unless first approved by two-thirds of the holding company's directors not affiliated with the interested shareholder. The Articles of Incorporation also require the approval of 66-2/3% of the outstanding shares, exclusive of shares held by the interested shareholder, or the payment of a "fair price," as defined in the Articles of Incorporation, for any shares acquired by an interested shareholder unless first approved by two-thirds of the directors who are not affiliated with the interested shareholder.

         - Special Shareholders Meetings. A special holding company shareholders meeting may only be called by the Chairman of the Board of Directors, the President of the holding company, the Board of Directors or holders of at least fifty percent of the outstanding common shares of the holding company. Because certain actions may only be taken at a shareholders meeting and because regular shareholders meetings occur annually, it would be more difficult for a potential acquirer to obtain shareholder approval of changes necessary to facilitate an acquisition.

         - Restrictions on Business at Shareholder Meetings. Generally, business at the holding company shareholders meetings is restricted to the purpose of the meeting described in the notice (if it is a special shareholders' meeting), business that the Board of Directors wishes to be taken up at the meeting (regardless of whether it is a special or regular meeting) or which is brought before the meeting pursuant to a timely written notice to the President by one or more shareholders. A notice is timely if it is received at the holding company executive offices between 60 and 90 days prior to the meeting, unless less than 75 days notice or public disclosure of the meeting is given, in which case the written notice by the shareholder(s) desiring to make a proposal must be received within 15 days after the meeting notice or disclosure. The required contents of the notice by the shareholder are contained in the holding company code of regulations and must be strictly complied with in order for a shareholder proposal to be considered. These restrictions, while helpful in assuring orderly and informed shareholders meetings, have the effect of making it more difficult for someone attempting to acquire control of the holding company to bring matters before any shareholders meeting, including amendments to the holding company articles of incorporation and code of regulations.

         - Amendment of Articles and Code. Generally, Ohio corporation law requires amendments to corporate articles of incorporation to be approved by at least two-thirds of all votes entitled to be voted. Ohio corporation law also generally requires amendments to a corporate code of regulations to be approved by at least a majority of all votes entitled to be voted. Ohio law permits a corporation's articles of incorporation and code of regulations to change these shareholder voting requirements within limits. The holding company articles of incorporation reduces to a majority vote of the outstanding shares the percentage to make most amendments to the articles of incorporation. The holding company code of regulations continues to require a majority vote of the outstanding shares to make most amendments to the code of regulations. However, the articles of incorporation and code of regulations increase the percentage of voting stock outstanding required to change the following provisions of the holding company's articles of incorporation or code of regulations:

              (1) change the maximum number of directors (75% affirmative vote required);

              (2) change the staggered terms of the board (75% affirmative vote required);

              (3) change the requirement that the interim board vacancies be filled by the directors (75% affirmative vote required);

              (4) change the requirements for removal of a director before the end of his or her term (75% affirmative vote required);

              (5) change provisions of the holding company articles of incorporation which determine the required shareholder vote on business combinations such as mergers and the sale of all or substantially all of holding company assets when a 10% or more shareholder is involved in the transaction (80% affirmative vote required, unless the amendment is approved by two-thirds of the directors not affiliated with the 10% or more shareholder.).


         These provisions have the effect of making it difficult to change these provisions of the holding company articles of incorporation and code of regulations without the approval of the board of directors. The effect of these provisions may be to make it more difficult for a person who desires to acquire control of the holding company to do so without the cooperation of the incumbent board.


                           SUPERVISION AND REGULATION

General.

         The Savings Bank is an Ohio bank, and its deposit accounts are insured up to applicable limits by the FDIC. The bank is subject to extensive regulation by the Ohio Division of Financial Institutions as its chartering agency and by the FDIC as its primary federal regulatory agency. The reorganization will not change this. The discussion that follows of the regulations that currently apply to the bank will apply to the same extent to the bank after the reorganization.

         The bank must file reports with both the Ohio Division of Financial Institutions and FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. Both the Ohio Division of Financial Institutions and FDIC conduct periodic examinations to assess the bank's compliance with regulatory requirements as well as its safety and soundness as a financial institution. This regulation and supervision is intended primarily for the protection of the deposit insurance fund and depositors, not shareholders. The regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement activities, including the setting of policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. The FDIC is authorized to prohibit The Savings Bank from engaging in any activity that the FDIC determines will pose a threat to the insurance fund. Both the FDIC and the Ohio Division of Financial Institutions also may initiate enforcement actions.

         Savings Bancorp, Inc., as a bank holding company, also will be required to file reports with, and otherwise comply with, the rules and regulations of the Federal Reserve. Compliance with these additional regulations will impose additional costs on the holding company not currently borne by The Savings Bank.

         Any change in the laws governing the bank or the holding company, whether by a bank regulatory agency or through legislation, could have a material adverse impact on The Savings Bank and Savings Bancorp and their operations and shareholders.

         The following is a summary of the laws and regulations that apply to the bank and the holding company. This summary is not complete. The operations of the bank and holding company may be affected by legislative and regulatory changes as well as by changes in the policies of various regulatory authorities.

Savings Bancorp, Inc.

         Following the completion of the reorganization, the holding company will be subject to examination, regulation and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Board of Governors of the Federal Reserve System.


Regulation of Bank Holding Companies.

         Bank holding companies and their activities are subject to extensive regulation by the Federal Reserve Board. Bank holding companies are required to file reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require, and are subject to regular examinations by the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things:

         -    the ability to assess civil money penalties,

         -    to issue cease and desist or removal orders, and

         - to require that a holding company divest subsidiaries (including its bank subsidiaries).

In general, the Federal Reserve Board may initiate enforcement actions for violations of law and regulations and unsafe or unsound practices.

         Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support those subsidiary banks. Under this policy, the Federal Reserve Board may require a bank holding company to contribute additional capital to an undercapitalized subsidiary bank.

         The Bank Holding Company Act requires the prior approval of the Federal Reserve Board in any case where a bank holding company proposes to:

         - acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority-owned by it,

         - acquire all or substantially all of the assets of another bank or bank holding company, or

         -    merge or consolidate with any other bank holding company.

         Section 4 of the Bank Holding Company Act also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. The primary exception allows the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve Board has determined to be so closely related to banking or to managing or controlling banks that ownership of shares of that company is appropriate. The Federal Reserve Board has by regulation determined that certain activities are closely related to banking within the meaning of the Bank Holding Company Act. These activities include:

         - operating a savings association, mortgage company, finance company, credit card company or factoring company;

         -    performing certain data processing operations;

         -    providing investment and financial advice; and

         - acting as an insurance agent for certain types of credit-related insurance.

         Since March 11, 2000, subject to certain conditions, bank holding companies that elect to become financial holding companies may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Also effective since March 11, 2000, no regulatory approval is required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. For more information, see "Regulation of Financial Institutions -- Financial Services Modernization Act of 1999" on page [ ].


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


         Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on maintenance of reserves against deposits, extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of any services. Various consumer laws and regulations also affect the operations of these subsidiaries.

Transactions with Affiliates

         Sections 23A and 23B of the Federal Reserve Act restrict transactions by banks and their subsidiaries with their affiliates. An affiliate of a bank is any company or entity which controls, is controlled by or is under common control with the bank. Generally, Sections 23A and 23B (1) limit the extent to which a bank or it subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of that bank's capital stock and surplus (i.e., tangible capital) and (2) require that all such transactions be on terms substantially the same, or at least as favorable to the bank or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

         A bank's authority to extend credit to executive officers, directors and greater than 10% shareholders, as well as entities such persons control, is subject to Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated thereunder by the Federal Reserve Board. Among other things, these loans must be made on terms substantially the same as those offered to unaffiliated individuals, the amount of loans a bank may make to these persons is based, in part, on the bank's capital position, and specified approval procedures must be followed in making loans which exceed specified amounts.

Regulation of Ohio State-Chartered Banks.

         The FDIC is the primary federal regulator of The Savings Bank. The FDIC issues regulations governing the operations of The Savings Bank and examines The Savings Bank. The FDIC may initiate enforcement actions against insured depository institutions and persons affiliated with them for violations of laws and regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the FDIC may appoint a conservator or a receiver for a nonmember bank.

         As a bank incorporated under Ohio law, The Savings Bank is subject to regulation and supervision by the Ohio Division of Financial Institutions. Division regulation and supervision affects the internal organization of The Savings Bank, as well as its savings, mortgage lending and other investment activities. The Division of Financial Institutions may initiate supervisory measures or formal enforcement actions against Ohio commercial banks. Ultimately, if the grounds provided by law exist, the Division of Financial Institutions may place an Ohio bank in conservatorship or receivership. Whenever the Superintendent of

Financial Institutions considers it necessary or appropriate, the Superintendent may also examine the affairs of any holding company or any affiliate or subsidiary of an Ohio bank.

Federal Deposit Insurance Corporation

         The FDIC is an independent federal agency which insures the deposits, up to prescribed statutory limits, of federally-insured banks and savings associations and safeguards the safety and soundness of the financial institution industry. Two separate insurance funds are maintained and administered by the FDIC. In general, banking institutions are members of the "BIF" and savings associations are "SAIF" members. The insurance fund conversion provisions do not prohibit a SAIF member from either converting to a bank charter, as long as the resulting bank remains a SAIF member or merging with a bank, as long as the bank continues to pay the SAIF insurance assessments on the deposits acquired. Exit and entrance fees must be paid to the FDIC in full conversions.

         Insurance Premiums. Insurance premiums for SAIF and BIF members are determined during each semi-annual assessment period based upon the members' respective categorization as either (1) well capitalized, (2) adequately capitalized or (3) undercapitalized. The FDIC assigns banks to one of three supervisory subgroups within each capital group. The supervisory subgroup to which a bank is assigned is based on a supervisory evaluation provided to the FDIC by the bank's primary federal regulator and information which the FDIC determines to be relevant to the bank's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the bank's state supervisor). A bank's assessment rate depends on the capital category and supervisory category to which it is assigned.

         Effective January 1, 2000, the BIF assessment rate and the SAIF assessment rate became the same. This assessment (which includes the FICO assessment) currently ranges from 2.02 to 29.02 cents per $100 of domestic deposits. An increase in this assessment rate could have a material adverse effect on the earnings of the affected banks, depending on the amount of the increase.

         Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition enacted or imposed by the bank's regulatory agency.

         Depositor Preference. The Federal Deposit Insurance Act provides that, in the event of the "liquidation or other resolution" of a bank, the claims of depositors of the bank, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the bank. If a bank fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors.

         Liability of Commonly Controlled Banks. Under the Federal Deposit Insurance Act, a bank is generally liable for any loss incurred, or reasonably expected to be incurred, by the

FDIC in connection with (a) the default of a commonly controlled bank or (b) any assistance provided by the FDIC to a commonly controlled bank in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Regulatory Capital.

         The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies and state member banks. The FDIC has also adopted risk-based capital guidelines for state non-member banks. The guidelines provide a systematic analytical framework which makes regulatory capital requirements sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures expressly into account in evaluating capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Capital levels as measured by these standards also are used to categorize financial institutions for purposes of certain prompt corrective action regulatory provisions.

         The minimum guideline for the ratio of total capital to risk-weighted assets (including certain off-balance sheet items such as standby letters of credit) is 8%. This total risk-based capital ratio must be at least 10% for a bank holding company to be considered well capitalized. At least half of the minimum total risk-based capital ratio (4%) must be composed of common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries, a limited amount of qualifying preferred stock, less goodwill and certain other deductions, including the unrealized net gains and losses, after applicable taxes, on available-for-sale securities carried at fair value (commonly known as "Tier 1" risk-based capital). To be considered well capitalized, the Tier 1 risk-based capital ratio must be at least 6%. The remainder of total risk-based capital (commonly known as "Tier 2" risk-based capital) may consist of mandatory convertible debt, subordinated debt, preferred stock not qualifying as Tier 1 capital, a limited amount of the loan and lease loss allowance and net unrealized gains, after applicable taxes, on available-for-sale equity securities with readily determinable fair values, subject to limitations established by the guidelines.

         Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of four risk weights (0%, 20%, 50% and 100%) is applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0%. Off-balance sheet items, such as loan commitments and derivative financial instruments, are also assigned one of the above risk weights after calculating balance sheet equivalent amounts. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         The Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. The Federal Reserve Board guidelines provide for a minimum ratio of Tier 1 risk-based capital to average assets (excluding the loan and lease loss allowance, goodwill and certain other intangibles), or "leverage ratio," of 3% for bank holding companies that meet certain criteria, including having the highest regulatory rating. To be considered well capitalized, the leverage ratio for a bank holding company must be at least 5%. The guidelines further provide that bank holding companies making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels. The FDIC has also adopted minimum leverage ratio guidelines for state non-member banks.

On a proforma basis, as of June 30, 2000, Savings Bancorp, Inc. would have been in compliance with the current applicable capital guideline ratios had the reorganization been completed as of that date, with no shareholder dissenting in the transaction. On a proforma basis, giving effect to the reorganization on June 30, 2000, Savings Bancorp, Inc. would have had a total risk-based capital ratio of 27.86%, a Tier 1 risk-based capital ratio of 26.6% and a leverage ratio of 14.44%. Savings Bancorp, Inc. anticipates that it will continue to meet current capital guideline ratios after the consummation of the reorganization. The Savings Bank is "well-capitalized" according to the guidelines described above.

Fiscal and Monetary Policies.

         The business and earnings of Savings Bancorp, Inc. and The Savings Bank will be affected significantly by the fiscal and monetary policies of the federal government and its agencies. Savings Bancorp, Inc. and The Savings Bank are particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve Board are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Savings Bancorp, Inc. and The Savings Bank.

Competition.

         The financial services industry is highly competitive. The Savings Bank competes with financial services providers, such as banks, savings associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

Prompt Corrective Regulatory Action.

         The federal banking agencies have established a system of prompt corrective action to resolve certain of the problems of undercapitalized institutions. This system is based on five capital level categories for insured depository institutions: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

         The federal banking agencies may (or in some cases must) take certain supervisory actions depending upon a bank's capital level. For example, the banking agencies must appoint a receiver or conservator for a bank within 90 days after it becomes "critically undercapitalized" unless the bank's primary regulator determines, with the concurrence of the FDIC, that other action would better achieve regulatory purposes. Banking operations otherwise may be significantly affected depending on a bank's capital category. For example, a bank that is not "well capitalized" generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market, and the holding company of any undercapitalized depository institution must guarantee, in part, specific aspects of the bank's capital plan for the plan to be acceptable.

         Under the final rules implementing the prompt corrective action provisions:

         - a bank that has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater is deemed to be "well capitalized";

         - a bank with a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater and a leverage ratio of 4% or greater (or a leverage ratio of 3% or greater and a capital adequacy, asset quality, management administration, earnings and liquidity (or CAMEL) 1 rating), is considered to be "adequately capitalized";

         - a bank that has a total risk-based capital of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, and a leverage ratio that is less than 4% (or a leverage ratio of less than 3% and a CAMEL 1 rating), is considered "undercapitalized";

         - a bank that has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized"; and

         - a bank that has tangible equity (Tier 1 capital minus intangible assets other than purchased mortgage servicing rights) to total assets ratio equal to or less than 2% is deemed to be "critically undercapitalized".

Limits on Dividends and Other Payments.

         There are various legal limitations on the extent to which subsidiary banks may finance or otherwise supply funds to their parent holding companies. Under federal and Ohio law, subsidiary banks may not, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, their bank holding companies. Subsidiary banks are also subject to collateral security requirements for any loans or extension of credit permitted by such exceptions.

         The Savings Bank may not pay dividends out of its surplus if, after paying these dividends, it would fail to meet the required minimum levels under the risk-based capital guidelines and minimum leverage ratio requirements established by the OCC and the FDIC. In addition, The Savings Bank must have the approval of its regulatory authority if a dividend in any year would cause the total dividends for that year to exceed the sum of the bank's current year's "net profits" (or net income, less dividends declared during the period based on regulatory accounting principles) and the retained net profits for the preceding two years, less required transfers to surplus. Payment of dividends by The Savings Bank may be restricted at any time at the discretion of its regulatory authorities, if such regulatory authorities deem such dividends to constitute unsafe and/or unsound banking practices or if necessary to maintain adequate capital.

         The ability of a bank holding company to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by their subsidiary banks. However, the Federal Reserve Board expects bank holding companies to serve as a source of strength to their subsidiary bank(s), which may require them to retain capital for further investment in their subsidiary bank(s), rather than pay dividends to shareholders of the bank holding company. As stated previously, The Savings Bank may not pay dividends to Savings Bancorp, Inc., if, after paying those dividends, the bank would fail to meet the required minimum levels under the risk-based capital guidelines and the minimum leverage ratio requirements. Payment of dividends by The Savings Bank may be restricted at any time at the discretion of its applicable regulatory authorities, if they deem such dividends to constitute an unsafe and/or unsound banking practice. These provisions could have the effect of limiting Savings Bancorp's ability to pay dividends on the Savings Bancorp, Inc. common shares issuable in the reorganization.

Financial Services Modernization Act of 1999.

         On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act (better known as the Financial Services Modernization Act of 1999) which, effective March 11, 2000, permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the Federal Deposit Insurance Corporation Act of 1991 prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the Community Reinvestment Act, by filing a declaration that the bank holding company wishes to become a financial holding company.

No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

         The Financial Services Modernization Act defines "financial in nature" to include:

         -    securities underwriting, dealing and market making;

         -    sponsoring mutual funds and investment companies;

         -    insurance underwriting and agency;

         -    merchant banking activities;

         - and activities that the Federal Reserve Board has determined to be closely related to banking.

         Subsidiary banks of a financial holding company must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has a Community Reinvestment Act rating of satisfactory or better.

         The specific effects of the enactment of the Financial Services Modernization Act on the banking industry in general and on The Savings Bank and Savings Bancorp, Inc. in particular have yet to be determined due to the fact that the Financial Services Modernization Act was only recently adopted.

                          FEDERAL HOME LOAN BANK SYSTEM

         The Savings Bank is a member of the Federal Home Loan Bank System. The Federal Home Loan Bank System provides a central credit facility available to member institutions. The bank, as a member of the Federal Home Loan Bank of Cincinnati, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount equal to the greater of 1.0% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, 5% of its Federal Home Loan Bank advances outstanding, or one per cent of thirty per cent of total assets. At September 30, 2000, the bank owned $636,400 of Federal Home Loan Bank common stock.

         Advances from and securities sold under agreements to repurchase with the Federal Home Loan Bank of Cincinnati are secured by a member's shares of stock in the Federal Home Loan Bank of Cincinnati, certain types of mortgages and other assets. Interest rates charged for advances vary depending upon maturity and cost of funds to the Federal Home Loan Bank of Cincinnati. As of September 30, 2000, The Savings Bank had no outstanding advances from the Federal Home Loan Bank of Cincinnati.

                   PRINCIPAL SHAREHOLDERS OF THE SAVINGS BANK

         The following table provides information regarding the beneficial ownership of common shares of The Saving Bank as of September 30, 2000, for each person known by The Savings Bank to beneficially own more than 5% of the outstanding common shares of The Savings Bank, each of the current directors of The Savings Bank, each of the named executive officers of The Savings Bank, and all directors and executive officers of The Savings Bank as a group.


                  Amount and Nature of Beneficial Ownership(1)


  NAME AND ADDRESS OF 5% BENEFICIAL OWNERS &           COMMON SHARES
      NAME OF BENEFICIAL  OWNERS INVOLVED IN          OF THE  SAVINGS
                   MANAGEMENT                          BANK PRESENTLY            PERCENT OF
                   ----------                               ---------             CLASS(2)
                                                            HELD                  -----
                                                            ----

Alice C. Clifton                                            13,241              12.04%
1150 N. Court Street
Circleville, Ohio  43113
Mary E. Simkins                                              7,208               6.5527%
  513 S. Court St.
  Circleville, Ohio
  43113

Orwell E. Barr                                              11,154(3)           10.14%
  271 Clark Dr., #3
  Circleville, Ohio
  43113

Deborah M. Barr                                             11,154(3)           10.14%
  271 Clark Dr., #3
  Circleville, Ohio
  43113

John E. Bowers                                                 140(4)             (10)
Walter J. Garner                                              2712(5)            2.4655%
H. Scott Clifton                                              5316(6)            4.8327%
Thomas F. Tootle                                               345(7)             (10)
Robert L. Baum                                                 125                (10)
Walton W. Spangler                                             678(8)             (10)
Ned W. Harden                                                 1954               1.7764%
David S. Goldschmidt                                           420                (10)




Stephen A. Gary                                               375(9)             (10)

TOTALS FOR DIRECTORS &                                     12,662               11.5109%
EXECUTIVE OFFICERS


------------------------

(1) Unless otherwise noted, the beneficial owner has sole voting and investment power with respect to all of the common shares of The Savings Bank reflected in the table.

(2) The percent of class is based on 110,000 common shares of The Savings Bank outstanding and entitled to vote as of _______________, 2000.


(3) Mr. and Mrs. Barr are husband and wife. The total shares shown for each includes 5,577 shares held individually by the other.

(4) Includes 49 shares held by Mr. Bowers' wife, individually, and 40 shares held jointly by Mr. Bowers and his wife.


(5)  Includes 2,415 shares held jointly by Mr. Garner and his wife.


(6) Includes 74 shares held individually by Mr. Clifton's wife, and 1,593 shares held by the minor children of Mr. Clifton, 1,445 of which are entrusted to Alice Clifton, Mr. Clifton's mother, as custodian.


(7)  Includes 115 shares held individually by Mr. Tootle's wife.


(8)  Includes 568 shares held jointly by Mr. Spangler and his wife.


(9) Includes 85 shares held individually by Mr. Gary's wife and 190 shares held jointly by Mr. Gary and his wife.

(10) Represents ownership of less than 1% of the outstanding common shares of The Savings Bank.

     In addition, although not acting together as a group, or under any arrangement or understanding as to the voting or disposition of shares of The Savings Bank, H. Scott Clifton, a director, who beneficially owns 5,316 shares, his mother, Alice C. Clifton, who beneficially owns 13,241 shares, and other relatives and in-laws own a total of 29,920 shares or 27.2% of the outstanding shares of The Savings Bank.


                         MANAGEMENT OF THE SAVINGS BANK

                               Board of Directors

         The following table provides information concerning the individuals who are members of the Board of Directors of The Savings Bank. Unless the table indicates otherwise, each person has held his or her principal occupation for more than five years.

                                                                                         DIRECTOR OF
                                     BUSINESS                                            THE SAVINGS
                                     EXPERIENCE                                             BANK
                                     DURING THE PAST       POSITIONS HELD WITH THE       CONTINUOUSLY             TERM
      NAME                AGE        5 YEARS                     SAVINGS BANK               SINCE               EXPIRES
      ----                ---        -------                     ------------               -----               -------

John E. Bowers             51      Attorney at Law             Director                      1998                 2001

Walter J. Garner           72      Retired                     Director                      1962                 2001

H. Scott Clifton           45      Real Estate                 Director                      1996                 2001
                                   Management and
                                   Development
Thomas F. Tootle           54      Attorney at Law             Director                      1991                 2001

Robert L. Baum             72      Insurance Agent             Director                      1985                 2001

Walton W. Spangler         75      Farmer                      Director                      1976                 2001

Ned W. Harden              82      Auto Dealer;                Director                      1966                 2001
                                   Retired 3 years

David S. Goldschmidt       88      Doctor of                   Director                      1982                 2001
                                   Optometry;
                                   Retired 3 years

Stephen A. Gary            49      President and               Director, CEO and             1991                 2001
                                   CEO of The                  President
                                   Savings Bank




                  Executive Officers and Significant Employees

         The following table lists the names and ages of the executive officers of The Savings Bank as of September 30, 2000, the positions presently held by those officers, and their individual business experience during the past five years. The board of directors may remove any of the executive officers at any time.

                                                                                               BUSINESS EXPERIENCE
                                         POSITIONS AND OFFICES HELD WITH      OFFICER           DURING THE PAST 5
NAME                            AGE              THE SAVINGS BANK              SINCE                  YEARS
----                            ---              ----------------              -----                  -----
Stephen A. Gary                 49     Director, President and CEO                          Director, President and CEO of The
                                                                                            Savings Bank

Connie L. Campbell              51     Executive Vice President/Cashier                     Bank Officer

Lonnie J. Kuhlwein              30     Assistant Vice President                             Bank Officer

David L. Garrett                59     Vice President                                       Bank Officer

John J. Farthing                32     Vice President                                       Bank Officer

Dale Davis                      45     Vice President                                       Bank Officer


                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

                Summary Compensation Table for Executive Officers

         The following table shows, for the last three fiscal years, the cash compensation paid by The Savings Bank, as well as other compensation paid or accrued for those years, to Stephen A. Gary, the Chief Executive Officer of The Savings Bank.

                                                                                 ANNUAL COMPENSATION
                                                                                 -------------------
                                                                                                          OTHER ANNUAL
NAME AND PRINCIPAL POSITION                     YEAR             SALARY ($)          BONUS ($)          COMPENSATION ($)(1)
                                                ----             ----------          ---------          ----------------
Stephen A. Gary.....................            1999             $110,000             $7,500                 $432
   President and Chief                          1998              100,000              6,000                  432
   Executive Officer                            1997               90,000              5,500                  432

------------------------

(1) "Other Annual Compensation" includes $432.00 in premiums paid by The Savings Bank for term life insurance for the benefit of Mr. Gary in 1997, 1998 and 1999.


                            Compensation of Directors

         Each director of The Savings Bank who is not an employee of The Savings Bank ("outside directors") receives as fees an annual retainer of $7,000. Additionally, outside directors receive $100 for each meeting of the board of directors of The Savings Bank attended and $100 for each meeting of a committee of The Savings Bank board of directors attended. Mr. Stephen A. Gary, the President and Chief Executive Officer of The Savings Bank, receives no additional compensation for serving as a member of the board of directors.

                      Employment Agreements with Executives

         The Savings Bank entered into employment agreements during 2000 with Stephen A. Gary and Connie L. Campbell. The agreement with Mr. Gary is 5 years in duration and provides for annual base compensation of $121,000, subject to annual upward adjustment by agreement of the parties, and certain fringe benefits, to be paid to the executive in exchange for the performance of his duties. The agreement with Ms. Campbell terminates on December 31, 2002, and provides for annual base compensation of $66,000, subject to annual upward adjustment by agreement of the parties, and certain fringe benefits, to be paid to the executive in exchange for the performance of her duties. These Agreements also provide for certain severance payments to the executive in the event of his or her involuntary termination either without cause, or as the result of a change in control.

         In the event of the executive's termination without cause, not pursuant to a change in control, the severance payment shall consist of one lump sum in an amount equal to the executive's base pay to the end of the term of the agreement, and the executive's life, health and disability insurance will be continued to the end of the term of the agreement. In the event of termination of Mr. Gary's employment other than for cause following a change in control of the bank, Mr. Gary will be entitled to a lump sum severance payment equal to
2.99 times his average gross income received from the bank over the five years preceding the year in which the change in control occurs. In the event of termination of Ms. Campbell's employment other than for cause following a change in control of the bank, Ms. Campbell will be entitled to a lump sum severance payment equal to 2 times her average gross income received from the bank over the five years preceding the year in which the change in control occurs. Both agreements provide for continuation of life, health and disability insurance benefits to the end of the term of the agreement following termination of employment after a change in control. Both agreements also provide for additional cash payments (the "Gross-Up Payment") equal to the sum of any federal excise taxes payable by the executive with respect to the severance benefits, plus all federal, state and local income, employment and excise taxes payable by the executive on the Gross-Up Payment. Mr. Gary's agreement also provides that if his employment is terminated at the end of the five year term of the agreement, or without cause, or more than six months after a change in control of the bank, and his employment agreement has not been renewed on substantially the same terms, then he will be entitled to an additional one year's base salary.

         Both employment agreements contain covenants not to compete with the bank that extend to one year following the end of the term of the agreement.

         The Savings Bank has also entered into a Salary Continuation Agreement with Mr. Gary dated June 1, 1993. Under this Agreement the bank is obligated to make monthly payments to Mr. Gary following his retirement after reaching age 62, or his designated beneficiary after his death following his retirement after reaching age 62. These payments are to be $2,000 per month for the first 120 months following his retirement and $1,000 per month for the next 120 months. The Agreement also provides for lesser monthly payments for the same period following Mr. Gary's retirement after reaching age 60 but prior to reaching age 62.

                        TRANSACTIONS INVOLVING MANAGEMENT

         The Savings Bank leases its main office building from H. Scott Clifton, a director. The bank entered into the lease in December 1992, prior to Mr. Clifton becoming a director. The lease is for an original term of 5 years, with The Savings Bank having the option to renew the lease for three additional periods of 5 years each, at fixed monthly rental amounts. The current monthly rental amount is $1,800, which increases to $2,160 during the second renewal period and $2,592 during the third renewal period. The bank also pays the expense of utility services and maintenance of the property. The bank has made $149,400 total monthly rental payments to

Mr. Clifton to date on the lease. The lease was negotiated on an arms' length basis and management believes that the rental payments are at competitive rates.

         In addition, during the past year, certain directors and officers and one or more of their associates were customers of and had business transactions with The Savings Bank. All loans included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than a normal risk of collectability or present other unfavorable features. It is expected that similar transactions will occur in the future.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Savings Bank is not subject to the information reporting requirements of the Securities Exchange Act of 1934.

         The holding company will also not be subject to the information requirements of the Securities Exchange Act of 1934 after the reorganization takes place.

         Savings Bancorp has filed a registration statement on Form S-4 relating to the reorganization with the SEC. This proxy statement/prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For the additional information, we refer you to the registration statement on Form S-4, including its exhibits. Statement contained in this proxy statement/prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, please see the filed copy of the agreement or document for a complete description of these matters.

         You may read and copy materials filed with the SEC, including the registration statement, at the following SEC public reference rooms:

      450 Fifth Street, N. W               7 World Trade Center                   500 West Madison Street
      Room 1024                            Suite 1300                             Suite 1400
      Washington, D.C. 20549               New York, New York 10048               Chicago, Illinois 60661

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Filings with the SEC are also available to the public on the SEC's Web Site at http://www.sec.gov.

                                  LEGAL MATTERS

         The validity of the holding company stock to be issued in the reorganization and certain federal tax matters will be passed upon by Werner & Blank Co., L.P.A., 7205 West Central Avenue, Toledo, Ohio 43617.

         We have not authorized anyone to give any information or make any representation about the reorganization into a bank holding company structure or our bank that differs from, or adds to, the information in this proxy statement/prospectus. Therefore, if anyone does give you different or additional information, you should not rely on it.

         This proxy statement/prospectus is dated      , 2000. The information
contained in this document speaks only as of that date unless the information specifically indicates that another date applies. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this document to you nor the issuance to you of Savings Bancorp, Inc. common shares will create any implication to the contrary.

                                   APPENDIX A





                                MERGER AGREEMENT

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (the "Agreement") dated as of             , 2000,
is by and between Savings Interim Bank ("New Bank"), an Ohio banking corporation and wholly owned subsidiary of Savings Bancorp, Inc. ("Company"), an Ohio corporation, and The Savings Bank, Circleville, Ohio ("the Bank"), an Ohio banking corporation, and is joined in by the Company, the sole shareholder of New Bank.

                                   WITNESSETH:

         WHEREAS, the Board of Directors of the New Bank and the Board of Directors of the Bank have determined that it is in the best interests of the New Bank and the Bank to merge New Bank with and into the Bank in accordance with the provisions of the laws of the State of Ohio (the "Merger"); and

         WHEREAS, the Board of Directors of the Bank and the Board of Directors of New Bank have each adopted a resolution approving this Merger Agreement and have directed that the Merger Agreement be submitted to the shareholders of the Bank and New Bank entitled to vote in respect thereof for adoption and approval;

         NOW, THEREFORE, the parties hereto, subject to the terms and conditions contained herein, agrees as follows:

                                    ARTICLE I

                            Constituent Corporations

         The Bank and New Bank shall be the constituent banking corporations with respect to the Merger.

                                   ARTICLE II

                                     Merger

         Effective as of the date set forth in the Certificate of Merger filed in accordance with Section 1115.11 (F) of the Ohio Revised Code (the "Effective Time"), New Bank shall be merged into the Bank and the Bank shall be the surviving banking corporation (the "Surviving Corporation"), which after the effective time of the Merger shall be known as "The Savings Bank."

                                   ARTICLE III

                         Articles of Incorporation, Etc.

1. At the Effective Time, the Articles of Incorporation and Code of Regulations of the Bank shall constitute the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

2. The Surviving Corporation's main office shall be at 118 N. Court Street, Circleville, Ohio, until otherwise changed in accordance with law.

3. Officers of the Bank immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until his respective successor is duly elected or appointed and qualified in accordance with the provisions of the Articles of Incorporation and Code of Regulations of the Surviving Corporation and of applicable law, or until his earlier death, resignation or removal. At the Effective Time, the directors of the Surviving Corporation shall be as follows:

                          Stephen A. Gary                           John E. Bowers
                          5346 Frankfort-Clarksburg Pike            24266 Ringgold Southern Rd.
                          Clarksburg, OH 43115                      Circleville, OH 43113

                          Walter J. Garner                          H. Scott Clifton
                          19601 Florence Chapel Pike                1106 Dunkle Rd.
                          Circleville, OH 43113                     Circleville, OH 43113

                          Thomas F. Tootle                          Robert L. Baum
                          555 Lawnwood Dr.                          2839 Duvall Rd.
                          Circleville, OH 43113                     Lockbourne, OH 43137

                          Walton W. Spangler                        Ned W. Harden
                          8275 Hagerty Rd.                          130 Hayward Ave.
                          Ashville, OH 43103                        Circleville, OH 43113

                          David S. Goldschmidt
                          901 Atwater Ave.
                          Circleville, OH 43113


                                   ARTICLE IV

         Manner of Converting and Exchanging Stock and Capital Structure

1. Subject to the provisions of this Article IV, the manner of converting and exchanging the shares of the constituent corporation's stock at the Effective Time shall be as follows.

         Conversion and Exchange of Shares.

         (a)  At the time the Merger shall become effective;

              (i) Each outstanding share of Bank common stock shall, subject to statutory dissenters rights as provided by Ohio Revised Code Sections 1115.19 and 1701.85, be converted into the right to receive ten (10) duly authorized, validly issued, fully paid and non-assessable shares of Company common stock.

              (ii) The shares of the Bank common stock issued and outstanding immediately prior to the time the Merger shall become effective shall continue to be issued and outstanding shares of the Surviving Corporation and shall be held by Company.

              (iii) The shares of New Bank held issued and outstanding
                    immediately prior to the effective time of the Merger and held by Company shall be deemed redeemed and canceled.

         (b) As soon as practicable after the time the Merger shall become effective, Company or its designated exchange agent, will distribute to the former holders of the Bank common stock in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of the Bank common stock the certificate(s) for Company common stock in accordance with the provisions regarding the exchange of shares of the Bank common stock set forth in paragraph 1(a)(i) of Article IV of this Merger Agreement. Each certificate formerly representing the Bank common stock (other than certificates representing shares of the Bank common stock subject to the rights of dissenting shareholders) shall be deemed for all purposes to evidence the ownership of the number of whole shares of Company common stock into which such shares have been converted. Until surrender of the certificate or certificates formerly representing shares of the Bank common stock, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of Company common stock. Upon such surrender (or in lieu of surrender other provisions reasonably satisfactory to Company as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the time the Merger shall become effective on the whole Company common stock represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the time the Merger shall become effective, the holders of certificates formerly representing shares of the Bank common stock shall cease to have rights with respect to such shares except such rights, if any, as a holder of certificates formerly representing shares of the Bank common stock may have as dissenting shareholders pursuant to Ohio law and except as aforesaid, their sole rights shall be to exchange said certificates for certificates for Company common stock in accordance with this Merger Agreement.

              Certificates formerly representing shares of the Bank common stock surrendered for cancellation by each shareholder entitled to exchange shares of the Bank common stock for Company common stock by reason of the Merger shall be accompanied by such appropriate instruments of transfer as Company may reasonably require, provided, however, that if there be delivered to Company by any person who is unable to produce any such certificate formerly representing shares of the Bank common stock for transfer (i) evidence to the reasonable satisfaction of Company that any such certificate has been lost, wrongfully taken or destroyed, and (ii) such indemnity agreement as reasonably may be requested by Company to save it harmless, and (iii) evidence to the reasonable satisfaction of Company that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such certificate and to receive Company common stock pursuant to this Merger Agreement, then Company (or an Exchange Agent, as the case may be), in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing Company common stock which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate representing shares of the Bank common stock.

2. After the Effective Time, there shall be no transfers on the stock transfer books of New Bank of any certificates representing shares of New Bank common stock. After the Effective Time, upon presentation to the Surviving Corporation of certificates formerly representing capital stock of New Bank, such certificates shall be canceled.

3. The Resulting Corporation shall have a capital structure equal to the following:

         (a) Common stock of $550,000, consisting of 110,000 shares of $5 par value all of which will be issued and outstanding immediately following the Effective Time of the Merger; and

         (b) Surplus of $2,450,000; and

         (c) Undivided profits, including capital reserves, and adjusted for net unrealized gains or losses on available for sale securities, of $19,926,000, adjusted for all earnings and losses between June 30, 2000, and the Effective Time of the Merger.

                                    ARTICLE V

                                Effect of Merger

         From and after the Effective Time, the Surviving Corporation shall have all of the rights, interests, privileges, powers, immunities and franchises (public and private) of each of the constituent corporations, and all property (real, personal and mixed), all debts due on whatever account, and all other choices in action, of each of the constituent corporations. All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Corporation without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Merger.

                                   ARTICLE VI

                              Surviving Corporation

         From and after the Effective Time, the Surviving Corporation shall be responsible for all obligations of each of the constituent corporations and each claim existing and each action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted in the place of such constituent corporation. No right of any creditor of either constituent corporation and no lien upon the property of either constituent corporation shall be impaired by the Merger.

                                   ARTICLE VII

                                Further Documents

         If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or rights of the constituent corporations, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the constituent corporations immediately prior to the Effective Time (or their successors in office) shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper, to vest, perfect or confirm title to such property or rights in the Surviving Corporation, including, but not limited to, filing with each court or other public tribunal, agency or officer by which the Bank or New Bank have been appointed in the capacity of fiduciary or agent, and in the court file of each estate, suit or proceeding in which any of them has been acting, a statement setting forth the information required by law or otherwise to carry out the provisions hereof.

                                  ARTICLE VIII

                                   Termination

         Notwithstanding the adoption and approval of this Agreement and the Merger by the shareholders of the Bank and New Bank, this Agreement and the Merger may be terminated:

         (a) At any time prior to the Effective Time, by the mutual consent of the Boards of Directors of the Bank and New Bank; or

         (b) On March 31, 2001, unless extended by the mutual agreement of the Boards of Directors of the Bank and the New Bank.


         In the event that this Agreement is terminated pursuant to this Article VIII, the Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto.

                                   ARTICLE IX

Conditions to Consummation of the Merger

         The consummation of the Merger pursuant to this Merger Agreement and the obligations of the parties hereto is subject to: (i) approval by the stockholders of the Bank and the New Bank, (ii) approval of the Merger by the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation, (iii) approval of the acquisition of the Bank by the Company by the Board of Governors of the Federal Reserve System, (iv) absence of any action, suit proceeding or claim made or threatened related to the proposed Merger, and
(v) receipt of a favorable opinion of counsel with respect to the tax consequences of the Merger.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and attested to on their behalf by the following directors and officers thereunto duly authorized as of the day and year first written above.

The Savings Bank                         Savings Interim Bank                   Savings Bancorp, Inc.

By:                                      By:                                    By:
   ---------------------------------        ---------------------------------      ---------------------------------
     Stephen A. Gary, President               Stephen A. Gary, President             Stephen A. Gary, President

Attest:                                  Attest:                                Attest:


------------------------------------     ------------------------------------   ------------------------------------
by:                                      by:                                    by:
   ---------------------------------        ---------------------------------      ---------------------------------
its:                                     its:                                   its:
   ---------------------------------        ---------------------------------       --------------------------------

                                  APPENDIX B-1





                            ARTICLES OF INCORPORATION
                                       OF
                              SAVINGS BANCORP, INC.

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              SAVINGS BANCORP, INC.

                                      *****

         THE UNDERSIGNED, under Sections 1701.01 et seq. of the Revised Code of Ohio, do hereby certify:

         FIRST: The name of said Corporation shall be:

                             Savings Bancorp, Inc.

         SECOND: The place in the State of Ohio where its principal office is to be located is Circleville in Pickaway County.

         THIRD: The purposes for which it is formed are:

         To engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 inclusive of the Ohio Revised Code.

         FOURTH: The authorized number of shares of the Corporation is One Million Two Hundred Fifty Thousand (1,250,000), all of which shall be without par value.

         FIFTH: The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the authority of the Corporation, or of the Directors, or of all of the shareholders:

         The Board of Directors is expressly authorized to set apart, out of any of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created, and to purchase on behalf of the Corporation any shares issued by it.

         The Corporation may in its regulations confer powers upon its Board of Directors in addition to the powers and authorities conferred upon it expressly by Sections 1701.01 et seq. of the Revised Code of Ohio.

         Subject to Article SIXTH, any amendments to the Articles of Incorporation may be made from time to time, and any proposal or proposition requiring the action of shareholders may be authorized from time to time by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation.

         Any meeting of the shareholders or the Board of Directors may be held at any place within or without the State of Ohio in the manner provided for in the regulations of the Corporation.

         SIXTH: FAIR PRICE AND SUPER VOTE REQUIREMENT

         A. Definitions as used in this Article Sixth

              (1) "Affiliate" or "Associate" shall have the respective meanings given to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

              (2) A person shall be a "beneficial owner" of any Voting Stock:

                   (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

                   (ii) which such person or any of its Affiliates or Associates has by itself or with others (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                   (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

              (3) "Business Combination" shall include:

                   (i) any merger or consolidation of the Corporation or any of its subsidiaries with or into an Interested Shareholder, regardless of which person is the surviving entity;

                   (ii) any sale, lease, exchange, mortgage, pledge, or other disposition (in one transaction or a series of transactions) from the Corporation or any of its subsidiaries to an Interested Shareholder, or from an Interested Shareholder to the Corporation or any of its subsidiaries, of assets having an aggregate Fair Market Value of twenty percent (20%) or more of the Corporation's total stockholders' equity;

                   (iii) the issuance, sale or other transfer by the Corporation or any subsidiary thereof of any securities of the Corporation or any subsidiary thereof to an Interested Shareholder (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Corporation);

                   (iv) the acquisition by the Corporation or any of its subsidiaries of any securities of an Interested Shareholder;

                   (v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder;

                   (vi) any reclassification or recapitalization of securities of the Corporation if the effect, directly or indirectly, of such transaction is to increase the relative voting power of an Interested Shareholder; or

                   (vii) any agreement, contract or other arrangement providing for or resulting in any of the transactions described in this definition of Business Combination.

              (4) "Continuing Director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder; any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is approved to succeed a Continuing Director by the Continuing Directors; any member of the Board of Directors who is appointed to fill a vacancy on the Board of Directors who is unaffiliated with the Interested Shareholder and is approved by the Continuing Directors.

              (5) "Fair Market Value" shall mean:

                   (i) in the case of securities listed on a national securities exchange or quoted in the National Association of Securities Dealers Automated Quotations System (or any successor thereof), the highest sales price or bid quotation, as the case may be, reported for securities of the same class or series traded on a national securities exchange or in the over-the-counter market during the 30-day period immediately prior to the date in question, or if no such report or quotation is available, the fair market value as determined by the Continuing Directors; and

                   (ii) in the case of other securities and of other property or consideration (other than cash), the Fair Market Value as determined by the Continuing Directors; provided, however, in the event the power and authority of the Continuing Directors ceases and terminates pursuant to Subdivision F of this Article SIXTH as a result of there being less than five Continuing Directors at any time, then (a) for purposes of clause (ii) of the definition of "Business Combination," any sale, lease, exchange, mortgage, pledge, or other disposition of assets from the Corporation or any of its subsidiaries to an Interested Shareholder or from an Interested Shareholder to the Corporation or any of its subsidiaries, regardless of the Fair Market Value thereof, shall constitute a Business Combination, and (b) for purposes of paragraph 1 of Subdivision D of this Article SIXTH, in determining the amount of consideration received or to be received per share by the Independent Shareholders in a Business Combination, there shall be excluded all consideration other than cash and the Fair Market Value of securities listed on a national securities exchange or quoted in the National Association of Securities Dealers Automated Quotations System (or any successor thereof) for which there is a reported sales price or bid quotation, as the case may be, during the 30-day period immediately prior to the date in question.

              (6) "Independent Shareholder" shall mean shareholders of the Corporation other than the Interested Shareholder engaged in or proposing the Business Combination.

              (7) "Interested Shareholder" shall mean: (a) any person (other than the Corporation or any of its subsidiaries), and (b) the Affiliates and Associates of such person, who, or which together, are:

                   (i) the beneficial owner, directly or indirectly, of 10% or more of the outstanding Voting Stock or were within the two-year period immediately prior to the date in question the beneficial owner, directly or indirectly, of 10% or more of the then outstanding Voting Stock; or

                   (ii) an assignee of or other person who has succeeded to any shares of the Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     Notwithstanding the foregoing, no Trust Department, or designated fiduciary or other trustee of such Trust Department of the Corporation or a subsidiary of the Corporation, or other similar fiduciary capacity of the Corporation with direct voting control of the outstanding Voting Stock shall be included or considered as an Interested Shareholder. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Corporation or any of it subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be included or considered as an Interested Shareholder. Further, no person who was the holder of 10% or more of the common stock of The Savings Bank (the "Bank") prior to the Bank's initial acquisition by the Corporation in connection with the organization of a one bank holding company for the Bank, and who as a result of such transaction is now the owner of 10% or more of the common stock of the Corporation, shall be deemed to be an Interested Shareholder unless and until such person owns 35% or more of the common stock of the Corporation. Notwithstanding the foregoing exception, an assignee or other person who has succeeded to any of the shares of such 10% or more shareholder of stock in the Bank shall be deemed to be an Interested Shareholder if such person otherwise meets the definition set forth above.

         (8) A "Person" shall mean an individual, partnership, trust, corporation, or other entity and includes any two or more of the foregoing acting in concert.

         (9) "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation.

     B. Supermajority Vote to Effect Business Combination. No Business Combination shall be effected or consummated unless:

         (1) Authorized and approved by the Continuing Directors and, if otherwise required by law to authorize or approve the transaction, the approval or authorization of shareholders of the Corporation, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation; or

         (2) Authorized and approved by the affirmative vote of holders of not less than 80% of the outstanding Voting Stock voting together as a single class.


     The authorization and approval required by this Subdivision B is in addition to any authorization and approval required by Subdivision C of this Article SIXTH.

     C. Fair Price Required to Effect Business Combination. No Business Combination shall be effected or consummated unless:

         (1) All the conditions and requirements set forth in Subdivision D of this Article SIXTH have been satisfied; or

         (2) Authorized and approved by the Continuing Directors; or

         (3) Authorized and approved by the affirmative vote of holders of not less than 66 2/3% of the outstanding Voting Stock held by all Independent Shareholders voting together as a single class.

         Any authorization and approval required by this Subdivision C is in addition to any authorization and approval required by Subdivision B of this Article SIXTH.

     D. Conditions and Requirements to Fair Price. All the following conditions and requirements must be satisfied in order for clause (1) of Subdivision C of this Article SIXTH to be applicable.

         (1) The cash and Fair Market Value of the property, securities or other consideration to be received by the Independent Shareholders in the Business Combination per share for each class or series of capital stock of the Corporation must not be less than the sum of:

              (i) the highest per share price (including brokerage commissions, transfer taxes, soliciting dealer's fees and similar payments) paid by the Interested Shareholder in acquiring any shares of such class or series, respectively, and, in the case of Preferred Stock, if greater, the amount of the per share redemption price; and

              (ii) the amount, if any, by which interest on the per share price, calculated at the Treasury Bill Rate from time to time in effect, from the date the Interested Shareholder first became an Interested Shareholder until the Business Combination has been consummated, exceeds the per share amount of cash dividends received by the Independent Shareholders during such period. The "Treasury Bill Rate" means for each calendar quarter, or part thereof, the interest rate of the last auction in the preceding calendar of 91-day United States Treasury Bills expressed as a bond equivalent yield.

     For purposes of this paragraph (1) per share amounts shall be appropriately adjusted for any recapitalization, reclassification, stock dividend, stock split, reserve split, or other similar transaction. Any Business Combination which does not result in the Independent Shareholders receiving consideration for or in respect of their shares of capital stock of the Corporation shall not be treated as complying with the requirements of this paragraph (1).

         (2) The form of the consideration to be received by the Independent Shareholders owning the Corporation's shares must be the same as was previously paid by the Interested Shareholder(s) for shares of the same class or series; provided, however, if the Interested Shareholder previously paid for shares of such class or series with different forms of consideration, the form of the consideration to be received by the Independent Shareholders owning shares of such class or series must be in the form as was previously paid by the Interested Shareholder in acquiring the largest number of shares of such class or series previously acquired by the Interested Shareholder, provided, further, in the event no shares of the same class or series had been previously acquired by the Interested Shareholder, the form of consideration must be cash. The provisions of this paragraph (2) are not intended to diminish the aggregate amount of cash and Fair Market Value of any other consideration that any holder of the Corporation's shares is otherwise entitled to receive upon the liquidation or dissolution of the Corporation, under the terms of any contract with the Corporation or an Interested Shareholder, or otherwise.

         (3) From the date the Interested Shareholder first became an Interested Shareholder until the Business Combination has been consummated, the following requirements must be complied with unless the Continuing Directors otherwise approve:

              (i) the Interested Shareholder has not received, directly or indirectly, the benefit (except proportionately as a shareholder) of any loan, advance, guaranty, pledge, or other financial assistance, tax credit or deduction, or other benefit from the Corporation or any of its subsidiaries;

              (ii) there shall have been no failure to declare and pay in full, when and as due or scheduled, any dividends required to be paid on any class or series of the Corporation's shares;

              (iii) there shall have been (a) no reduction in the annual rate of dividends paid on Common Shares of the Corporation (except as necessary to reflect any split of such shares), and (b) an increase in the annual rate of dividends as necessary to reflect reclassification (including a reverse split), recapitalization or any similar transaction which has the effect of reducing the number of outstanding Common Shares; and

              (iv) there shall have been no amendment or other modification to any profit-sharing, employee stock ownership; employee stock purchase and savings, employee pension or other employee benefit plan of the Corporation or any of its subsidiaries, the effect of which is to change in any manner the provisions governing the voting of any shares of capital stock of the Corporation in or covered by such plan.

         (4) A proxy or information statement describing the Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it (or any subsequent provisions replacing that Act and the rules and regulations under it) has been mailed at least 30 days prior to the completion of the Business Combination to the holders of all outstanding Voting Stock. If deemed advisable by the Continuing Directors, the proxy or information statement shall contain a recommendation by the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and/or an opinion by an investment banking firm, selected by the Continuing Directors and retained at the expense of the Corporation, as to the fairness (or unfairness) of the Business Combination to the Independent Shareholders.

     E. Other Applicable Voting Requirement. The affirmative votes or approvals required to be received from shareholders of the Corporation under Subdivisions B, C and H of this Article SIXTH are in addition to the vote of the holders of any class of shares of capital stock of the Corporation otherwise required by law, or by other provisions of these Articles of Incorporation, or by the express terms of the shares of such class. The affirmative votes or approvals required to be received from shareholders of the Corporation under Subdivisions B, C and H of this Article SIXTH shall apply even though no vote or a lesser percentage vote, may be required by law, or by other provisions of these Articles of Incorporation, or otherwise. Any authorization, approval or other action of the Continuing Directors under this Article SIXTH is in addition to any required authorization, approval or other action of the Board of Directors.

     F. Continuing Directors. All actions required or permitted to be taken by the Continuing Directors shall be taken with or without a meeting by the vote or written consent of two-thirds of the Continuing Directors, regardless of whether the Continuing Directors constitute a quorum of the members of the Board of Directors then in office. In the event that the number of Continuing Directors is at any time less than five (5), all power and authority of the

Continuing Directors under this Article SIXTH shall thereupon cease and terminate, including, without limitation, the authority of the Continuing Directors to authorize and approve a Business Combination under Subdivisions B and C of this Article SIXTH and to approve a successor Continuing Director. Two-thirds of the Continuing Directors shall have the power and duty, consistent with their fiduciary obligations, to determine for the purpose of this Article SIXTH, on the basis of information known to them:

         (1) Whether any person is an Interested Shareholder;

         (2) Whether any person is an Affiliate or Associate of another;

         (3) Whether any person has an agreement, arrangement, or understanding with another or is acting in concert with another; and

         (4) The Fair Market Value of property, securities or other consideration (other than cash).

     The good faith determination of the Continuing Directors on such matters shall be binding and conclusive for purposes of this Article SIXTH.

     G. Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article SIXTH shall be construed to relieve any Interested Shareholder from any fiduciary obligations imposed by law.

     H. Repeal. Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage vote may be required by law or other provision of these Articles of Incorporation), the provisions of this Article SIXTH may not be repealed, amended, supplemented or otherwise modified, unless:

         (1) The Continuing Directors (or, if there is no Interested Shareholder, a majority vote of the whole Board of Directors of the Corporation) recommend such repeal, amendment, supplement or modification and such repeal, amendment or modification is approved by the affirmative vote of the holders of not less than a simple majority of the outstanding Voting Stock; or

         (2) Such repeal, amendment, supplement or modification is approved by the affirmative vote of holders of (a) not less than 80% of the outstanding Voting Stock voting together as a single class, and (b) not less than 66 2/3% of the outstanding Voting Stock held by all shareholders other than Interested Shareholders voting together as a single class.

     I. Further Considerations to Effect Business Combination. No Business Combination shall be effected or consummated unless, in addition to the consideration set forth in Subdivisions B, C, D and E of this Article SIXTH, the Board of Directors of the Corporation, including the Continuing Directors shall consider all of the following factors and any other factors which it (they) deem relevant:

         (1) The Social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located;

         (2) The business and financial conditions and earnings prospects of the Interested Shareholder, including, but not limited to, debt service and other existing or likely financial obligations of the Interested Shareholder, and the possible effect on other elements of the communities in which the Corporation and its subsidiaries operate or are located, and

         (3) The competence, experience and integrity of the Interested Shareholder and his (its) or their management.

     SEVENTH: Shareholders of the Corporation shall not have any preemptive right to purchase shares when issued by the Corporation.

     EIGHTH: The Corporation shall indemnify its present and past Directors, officers, employees and agents, and such other persons as it shall have powers to indemnify, to the full extent permitted under, and subject to the limitations of, Title 17 of the Ohio Revised Code. Additionally, and subject to the limitations set forth below, the Corporation shall indemnify its present and past Directors for personal liability for monetary damages resulting from breach of their fiduciary duty as Directors. Notwithstanding the above, no indemnification for personal liability shall be provided for: (i) any breach of the Directors' duty of loyalty to the Corporation or its stockholder; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) illegal distribution of dividends; and (iv) any transaction from which the Director derived an improper personal benefit.

         NINTH: The Corporation shall not be subject to the provisions of
Section 1701.831 of the Ohio Revised Code regarding "control share acquisitions" of shares of the Corporation.

                                  APPENDIX B-2



                               CODE OF REGULATIONS
                                       OF
                              SAVINGS BANCORP, INC.

                               CODE OF REGULATIONS

                                       OF

                              SAVINGS BANCORP, INC.

                                    ARTICLE 1

                                     Offices

         Section 1. Principal Office. The principal office of the Company shall be at such place in the County of Pickaway, Ohio, as may be designated from time to time by the Board of Directors.

         Section 2. Other Offices. The Corporation shall also have offices at such other places without, as well as within, the State of Ohio, as the Board of Directors may from time to time determine.

                                   ARTICLE II

                          Meetings of Shareholders

         Section 1. Annual Meeting. The annual meeting of the shareholders of this Corporation for the purpose of fixing or changing the number of directors of the Corporation, electing directors and transacting such other business as may come before the meeting, shall be held at such time as may be fixed by the Board of Directors by resolution from time to time.

         Section 2. Special Meetings. Special meetings of the shareholders may be called at any time by the Chairman of the Board of Directors, President, or a majority of the Board of Directors acting with or without a meeting, or by shareholders owning, in the aggregate, not less than fifty percent (50%) of the stock of the Corporation.

         Section 3. Place of Meetings. Meetings of shareholders shall be held at the main office of the Corporation unless the Board of Directors decides that a meeting shall be held at some other place within or without the State of Ohio and causes the notices thereof to so state.

         Section 4. Notice of Meetings. Unless waived, a written, printed, or typewritten notice of each annual or special meeting stating the day, hour, and place and the purpose or purposes thereof shall be served upon or mailed to each shareholder of record (a) as of the day next preceding the day on which notice is given or (b) if a record date therefor is duly fixed, of record as of said date. Notice of such meeting shall be mailed, postage prepaid, at least ten (10) days prior to the date thereof. If mailed, it shall be directed to a shareholder at his address as the name appears upon the records of the Corporation.

         Section 5. Waiver of Notice. Any shareholder, either before or after any meeting, may waive any notice required to be given by law or under these Regulations; and whenever all of the shareholders entitled to vote shall meet in person or by proxy and consent to holding a meeting, it shall be valid for all purposes without call or notice, and at such meeting any action may be taken.

         Section 6. Quorum. A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of the shareholders, unless otherwise provided by law; but less than a quorum may adjourn any meeting, from time to time, and a meeting may be held, as adjourned, without further notice.

         Section 7. Business to be Conducted at Meetings. At any meeting of shareholders, the only business to be conducted shall be that which has been properly brought before the meeting. To be properly brought before a meeting of shareholders, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the directors, otherwise properly brought before the meeting by or at the direction of the directors or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before a meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy-five (75) days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the fifteenth (15th) day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting:
(i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by such shareholder, and (iv) any material interest of such shareholder in such business.

         Notwithstanding anything in the Regulations of the Corporation to the contrary, no business shall be conducted at a meeting of shareholders except in accordance with the procedures set forth in this Section 7.

         The Chairman of the meeting of shareholders shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 7 in which event any such business not properly brought before the meeting shall not be transacted.

         Section 8. Proxies. Any shareholder of record who is entitled to attend a shareholders' meeting, or to vote thereat or to assent or give consents in writing, shall be entitled to be represented at such meetings or to vote thereat or to assent or give consent in writing, as the case may be, or to exercise any other of his rights, by proxy or proxies appointed by a writing signed by such shareholder, which need not be sealed, witnessed or acknowledged.

         A telegram, cablegram, wireless message or photogram appearing to have been transmitted by a shareholder, or a photograph, photostatic facsimile or equivalent reproduction of a writing appointing a proxy or proxies shall be a sufficient writing.

         No appointment of a proxy shall be valid after the expiration eleven
(11) months after it is made, unless the writing specifies the date on which it is to expire or the length of time it is to continue in force.

         Section 9. Voting. At any meeting of the shareholders, each shareholder of the Corporation shall, except as otherwise provided by law or by the Articles of Incorporation or by these Regulations, be entitled to one (1) vote in person or by proxy for each share of the corporation registered in his name on the books of the Corporation: (a) on the record date for the determination of shareholders entitled to vote at such meeting, notwithstanding the prior or subsequent sale, or other disposal of such share or shares or transfer of the same on the books of the Corporation on or after the record date; or (b) if no such record date shall have been fixed, then at the time of such meeting.

         Section 10. Action Without Meeting. Any action which may be authorized or taken at any meeting of shareholders may be authorized or taken without a meeting in a writing or writings signed by all of the holders of shares who would be entitled to notice of a meeting of the shareholders held for such purpose. Such writing or writings shall be filed with or entered upon the records of the Corporation.

                                   ARTICLE III

                                    Directors

         Section 1. Number of Directors. The number of Directors constituting the entire Board shall not be less than three (3) nor more than twenty-five
(25), the exact number of Directors to be determined from time to time by a majority vote of the whole Board of Directors of the Corporation, or by a vote of stockholders owning at least 75% of the total outstanding shares of the Corporation's common stock at an annual meeting or special meeting called for such purpose, and such exact number shall be nine (9) until otherwise so determined; provided, however, that any increase or decrease in the number of Directors resulting from an action by a majority of the whole Board as herein provided for, shall be subject to a limitation of two (2) persons in any one calendar year.

         Section 2. Election and Term of Directors. The Board of Directors shall be divided into three (3) classes, as nearly equal in number as the then total number of Directors constituting the

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whole Board permits, with the term of office of one class expiring each year. No decrease in the number of Directors shall shorten the term of any incumbent Director. At each annual meeting of stockholders, the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

         Section 3. Nominations. Nominations of persons for election to the Board of the Corporation at a meeting of the Shareholders may be made by or at the direction of the Board of Directors or may be made at a meeting of Shareholders by any Shareholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Section 3 of Article III. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a Shareholder's notice shall be delivered to or mailed and received at the principal office of the Corporation not less than ninety (90) days prior to the meeting. Such Shareholder's notice to the Secretary shall set forth (a) as to each person whom the Shareholder proposes to nominate for election or reelection as a Director,
(i) the name, age, business address and residence address of the persons, (ii) the principal occupation or employment of the person, and (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person and (b) as to the Shareholder giving the notice (i) the name and record address of the Shareholder and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the Shareholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as Director of the Corporation. No person shall be eligible for election as a Director of the Corporation at a meeting of the Shareholders unless nominated in accordance with the procedures set forth herein. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure and the defective nomination shall be disregarded.

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         Section 4. Vacancies. In case of any vacancy in the Board of Directors, through death, resignation, disqualification, newly created directorships resulting from an increase in the number of Directors then in office, or other cause, the remaining Directors, by an affirmative vote of a majority thereof, although less than a quorum, may elect a successor to hold office for the unexpired portion of the term of the Director whose place is vacant until the election and qualification of his successor.

         Section 5. Removal. No Director may be removed except upon the affirmative vote of the holders of not less than 75% of the issued and outstanding shares qualified to vote at a meeting for the election of Directors; provided, however, that if the Corporation shall be subject to the right of shareholders to cumulate shares for voting in the election of Directors, a Director may not be removed if the number of shares voted against his removal would be sufficient, if voted cumulatively, to elect such Director at a meeting called for such purpose. A Director also may be removed upon action of the Board of Directors for the reasons provided by the Ohio Revised Code.

                                   ARTICLE IV

                 Powers, Meeting, and Compensation of Directors

Section 1. Meetings of the Board. A meeting of the Board of Directors shall be held immediately following the adjournment of each shareholders' meeting at which directors are elected, or within sixty (60) days thereafter, and notice of such meeting need not be given.

         The Board of Directors may, by bylaws or resolution, provide for other meetings of the Board.

         Special meetings of the Board of Directors may be held at any time upon call of the Chairman of the Board of Directors, President, Executive Vice President (if one is appointed and serving at such time), Senior Vice President (if one is appointed and serving at such time), or any two (2) members of the Board.


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

         Notice of any special meeting of the Board of Directors shall be mailed to each director, addressed to him at his residence or usual place of business, at least two (2) days before the day on which the meeting is to be held, or shall be sent to him at such place by telegraph, cable, radio or wireless, or be given personally or by telephone, not later than the day before the day on which the meeting is to be held. Every such notice shall state the time and place of the meeting but need not state the purposes thereof. Notice of any meeting of the Board need not be given to any director, however, if waived by him in writing or by telegraph, cable, radio, wireless, or telephonic communication whether before or after such meeting is held, or if he shall be present at such meeting; and any meeting of the Board shall be a legal meeting without any notice thereof having been given, if all the directors shall be present thereat.

         Meetings of the Board shall be held at the office of the Corporation, or at such other place, within or without the State of Ohio, as the Board may determine from time to time and as may be specified in the notice thereof. Meetings of the Board of Directors may also be held by the utilization of simultaneous telephonic communications linking all directors present at such meetings, and all such business conducted via such telephonic communication shall be considered legally enforceable by the Corporation.

         Section 2. Quorum. A majority of the Board of Directors serving in such capacity shall constitute a quorum for the transaction of business, provided that whenever less than a quorum is present at the time and place appointed for any meeting of the Board, a majority of those present may adjourn the meeting from time to time, without notice other than by announcement at the meeting, until a quorum shall be present.

         Section 3. Action without Meeting. Any action may be authorized or taken without a meeting in a writing or writings signed by all the directors, which writing or writings shall be filed with or entered upon the records of the Corporation.

         Section 4. Compensation. The directors shall receive compensation for their services in an amount fixed by resolution of the Board of Directors.

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

         Section 5. Bylaws. For the government of its actions, the Board of Directors may adopt bylaws consistent with the Articles of Incorporation and these Regulations.

                                    ARTICLE V

                                   Committees

         Section 1. Committees. The Board of Directors may by resolution provide such standing or special committees as it deems desirable, and discontinue the same at its pleasure. Each such committee shall have such powers and perform such duties, not inconsistent with law, as may be delegated to it by the Board of Directors. Vacancies in such committees may be filled by the Board of Directors.

                                   ARTICLE VI

                                    Officers

         Section 1. General Provisions. The Board of Directors shall elect a President, such number of Vice Presidents as the Board may from time to time determine, a Secretary and Treasurer, and, in its discretion, a Chairman of the Board of Directors and a Vice Chairman of the Board of Directors. If no such Chairman of the Board is elected by the Board of Directors, the President of the Corporation shall act as presiding officer of the Corporation. The Board of Directors may from time to time create such offices and appoint such other officers, subordinate officers and assistant officers as it may determine. The President and the Chairman of the Board shall be, but the other officers need not be, chosen from among the members of the Board of Directors.

         Section 2. Terms of Office. The officers of the Corporation shall hold office at the pleasure of the Board of Directors and, unless sooner removed by the Board of Directors, until the reorganization meeting of the Board of Directors following the date of their election and until their successors are chosen and qualified.

         A vacancy in any office, however created, may be filled by the Board of Directors.


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                                   ARTICLE VII

                               Duties of Officers

         Section 1. Chairman of the Board. The Chairman of the Board, if one be elected, shall preside at all meetings of the shareholders and Board of Directors and shall have such other powers and duties as may be prescribed by the Board of Directors or by law.

         Section 2. Vice Chairman of the Board. The Vice Chairman of the Board, if one be elected, shall preside at all meetings of the shareholders and the Board of Directors, in the absence of the Chairman of the Board. The Vice Chairman shall have such powers and duties as may be prescribed by the Board of Directors, or prescribed by the Chairman of the Board, or by law.

         Section 3. President. The President shall be the chief executive officer of the Corporation and shall exercise supervision over the business of the Corporation and over its several officers, subject, however, to the control of the Board of Directors. In the absence of or if a Chairman of the Board shall not have been elected or a Vice Chairman shall not have been elected, the President shall preside at meetings of the shareholders and Board of Directors. He shall have authority to sign all certificates for shares and all deeds, mortgages, bonds, contracts, notes and other instruments requiring his signature; and shall have all the powers and duties prescribed by law and such others as the Board of Directors may from time to time assign to him.

         Section 4. Vice Presidents. The Vice Presidents shall perform such duties as are conferred upon them by these regulations or as may from time to time be assigned to them by the Board of Directors, the Chairman of the Board or the President. At the request of the President, or in his absence or disability, the Vice President, designated by the President (or in the absence of such designation, the Vice President designated by the Board), shall perform all the duties of the President, and when so acting, shall have all the powers of the President. The authority of Vice Presidents to sign in the name of the Corporation all certificates for shares and authorized deeds, mortgages, bonds, contracts, notes and other instruments, shall be coordinated with like


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authority of the President. Any one or more of the Vice Presidents may be designated as an "Executive Vice President" or a "Senior Vice President."

         Section 5. The Secretary. The Secretary shall issue notices of all meetings for which notice shall be required to be given, shall keep the minutes of all meetings, shall have charge of the corporate seal, if any, and corporate record books, shall cause to be prepared for each meeting of shareholders the list of shareholders entitled to vote thereat, and shall have such other duties and powers as may be assigned to or vested in him by the Board of Directors, the Executive Committee or the President.

         Section 6. The Treasurer. The Treasurer shall have the custody of all moneys and securities of the Corporation and shall keep adequate and correct accounts of the Corporation's business transactions, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, stated capital and shares. The funds of the Corporation shall be deposited in the name of the Corporation by the Treasurer in such depositories as the Board of Directors may from time to time designate. The Treasurer shall have such other duties and powers as may be assigned to or vested in him by the Board of Directors, the Executive Committee or the President.

         Section 7. Assistant and Subordinate Officers. The Board of Directors may appoint such assistant and subordinate officers as it may deem desirable. Each such officer shall hold office during the pleasure of the Board of Directors and perform such duties as the Board of Directors may prescribe.

         The Board of Directors may, from time to time, authorize any officers to appoint and remove assistant and subordinate officers, to prescribe their authority and duties, and to fix their compensation.

         Section 8. Duties of Officers May Be Delegated. In the absence of any officer of the Corporation, or for any other reason the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officer, or to any director.

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

                                  ARTICLE VIII

                             Certificates for Shares

         Section 1. Form and Execution. Certificates for shares shall be issued to each shareholder in such form as shall be approved by the Board of Directors. Such certificates shall be signed by the Chairman of the Board of Directors or the President or a Vice President and by the Secretary of the Corporation, which certificates shall certify the number and class of shares held by the shareholder in the Corporation, but no certificates for shares shall be delivered until such shares are fully paid. When such a certificate is countersigned by an incorporated transfer agent or registrar, the signature of any of said officers of the Corporation may be a facsimile, or engraved, stamped or printed. Although any officer of the Corporation whose manual or facsimile signature is affixed to a share certificate shall cease to be such officer before the certificate is delivered, such certificate, nevertheless, shall be effective in all respects when delivered.

         Such certificate for shares shall be transferable in person or by attorney, but, except as hereinafter provided in the case of lost, mutilated or destroyed certificates, no transfers of shares shall be entered upon the records of the Corporation until the previous certificates, if any, given for the same shall have been surrendered and canceled.

         Section 2. Lost, Mutilated or Destroyed Certificates. If any certificate for shares is lost, mutilated or destroyed, the Board of Directors may authorize the issuance of a new certificate in place thereof, upon such terms and conditions as it may deem advisable. The Board of Directors in its discretion may refuse to issue such new certificates until the Corporation has been indemnified by a final order or decree of a court of competent jurisdiction and may, in its sole discretion, require a bond prior to issuance of any such new certificate.

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

                                   ARTICLE IX

                                   Fiscal Year

         The fiscal year of the Corporation shall end on the 31st day of December in each year, or on such other day as may be fixed from time to time by the Board of Directors.

                                    ARTICLE X

                                   Amendments

         These Regulations may be amended or repealed at any meeting of shareholders called for that purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal or, without a meeting, by the written consent of the holders of record of shares entitling them to exercise two-thirds (2/3) of the voting power on such proposal, provided that any amendment or repeal of any of the Regulations set forth in Article III hereof shall require the affirmative vote of the holders of record of shares entitling them to exercise at least 75% of the voting power on such proposal whether acting at a meeting of shareholders or by written consent.


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                                   APPENDIX C

                            OHIO DISSENTERS' STATUTES






































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                        OHIO REVISED CODE SECTION 1115.19
                             DISSENTING SHAREHOLDERS

         Unless the articles of the state bank otherwise provide, any shareholder of a state bank that has been consolidated or merged with, or whose assets have been transferred to, another state bank or national bank, savings bank, or savings association pursuant to any provision of this chapter other than section 1115.05 of the Revised Code, who did not vote in favor of the consolidation, merger, or transfer, shall be paid the fair cash value, as of the day before the vote was taken authorizing the action, of the shares held, excluding from the fair cash value any appreciation or depreciation in consequence of the consolidation, merger, or transfer which entitled the shareholder to this relief. Section 1701.85 of the Revised Code shall govern with respect to the shareholder's rights and any limitations on those rights. Any shareholder who does not object and demand in writing the payment of the fair cash value of the shares in the manner and at the time provided in section 1701.85 of the Revised Code, shall be bound by the vote of the board of directors or the assenting shareholders of the state bank.

                        OHIO REVISED CODE SECTION 1701.85
          QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS

         Section 1701.85 - Qualifications of and Procedures for Dissenting Shareholders.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals in Sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

    (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than 10 days after the date on which the vote on such proposal was taken at the meeting of the shareholders, the shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, stating his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

    (3)  The dissenting shareholder entitled to relief under division (C) of
         Section 1701.84 of the Revised Code in the case of a merger pursuant to
         Section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of Section 1701.801 of the Revised Code in the case of a merger pursuant to Section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within 20 days after he has been sent the notice provided in Section 1701.80 or 1701.801 of the Revised





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         Code, the shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division
         (A)(2) of this section.

    (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new corporation, whether served before, on, or after the effective date of the merger or consolidation.

    (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, he, within 15 days from the date of the sending of such request, shall deliver to the corporation the certificates requested, in order that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the shareholder. Failure on the part of the shareholder to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to him within 20 days after the lapse of the 15 day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificate securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. Such request by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder shall have come to an agreement on the fair cash value per share of the shares as to which he seeks relief, the shareholder or the corporation, which in case of a merger or consolidation may be the surviving or the new corporation, within three months after the service of the demand by the shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation which issued such shares is located, or was located at the time when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within the period of three months, may join as plaintiffs, or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief




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

    demanded. No answer to such complaint is required. Upon the filing of the complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint, and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which the summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share, and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding, and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in Division (D) of this section is applicable, the fair cash value of the shares as agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which such payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to that on which the vote by the shareholders was taken and, in the case of a merger pursuant to Section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event shall the fair cash value of it exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.






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

(D) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if:

    (1) Such shareholder has not complied with this section, unless the corporation by its directors waives such failure;

    (2) The corporation abandons, or is finally enjoined or prevented from carrying out, or the shareholders rescind their adoption, of the action involved;

    (3) The shareholder withdraws his demand, with the consent of the corporation by its directors;

    (4) The corporation and the dissenting shareholder shall not have come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation shall have filed or joined in a complaint under Division (B) of this section within the period provided.

(E) From the time of giving the demand, until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class, or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated otherwise than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.




















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                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 1701.13(e) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

         The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful. Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

         In addition, Section 1701.13(E) requires a corporation to pay any expenses, including attorney's fees, of a director in defending an action, suit or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (1) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (2) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by
Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Registrant.

         The Articles of Incorporation of Registrant provide that it has the power to indemnify each director and each officer of Registrant, and each person employed by it who serves at its written request as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, to the full extent permitted by Ohio law. The Registrant's Articles of Incorporation provide that it shall indemnify its directors for monetary damages resulting from breach of a fiduciary duty as director, with the exception of liability for breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends, or transactions involving an improper personal benefit.

         Registrant carries directors' and officers' liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.

    2 Merger Agreement by and between The Savings Bank and Savings Interim Bank, and joined in by Savings Bancorp, Inc. (included in the proxy statement/prospectus as Appendix A)
    3.1 Articles of Incorporation of Savings Bancorp, Inc. (included in the proxy statement/prospectus as Appendix B-1)
    3.2 Code of Regulations of Savings Bancorp, Inc. (included in the proxy statement/prospectus as Appendix B-2)
    5 Opinion of Werner & Blank Co., L.P.A., counsel to Savings Bancorp, Inc., as to the legality of the securities being issued
    8 Opinion of Werner & Blank Co., L.P.A., counsel to Savings Bancorp, Inc. as to tax matters
    10.1 Lease dated December 7, 1992 between H. Scott Clifton and The Savings Bank
    10.2 Employment Agreement dated January 28, 2000, between The Savings Bank and Stephen A. Gary
    10.3 Amendment to Employment Agreement dated August 28, 2000, between The Savings Bank and Stephen A. Gary.
    10.4 Employment Agreement dated August 28, 2000, between The Savings Bank and Connie L. Campbell

    10.5 Salary Continuation Agreement dated June 1, 1993, between The Saving Bank and Stephen A. Gary.
    21   Subsidiaries of Savings Bancorp, Inc.
    23.1 Consent of Werner & Blank Co., L.P.A. with respect to its opinion relating to the legality of the securities being issued (included in Exhibit 5)
    23.2 Consent of Werner & Blank Co., L.P.A. with respect to its tax opinion (included in Exhibit 8)
    24 Powers of Attorney of Directors and Executive Officers of Savings Bancorp, Inc. authorizing the signing of their names to this Registration Statement and any and all amendments to this Registration Statement and other documents submitted in connection herewith
    99.1 Form of letter of President and Chief Executive Officer of The Savings Bank to accompany Notice of Special Meeting of Shareholders and proxy statement/prospectus
    99.2 Form of Notice of Special Meeting of Shareholders of The Savings Bank (set forth immediately following the cover page of this Registration Statement)
    99.3 Form of Proxy to be used in connection with Special Meeting of Shareholders of The Savings Bank

(b) FINANCIAL STATEMENT SCHEDULES.

         All supporting schedules have been omitted because they are not required.

ITEM 22. UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) To include any additional or changed material information on the plan of distribution;

    (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment will be treated as a new registration statement of the securities offered, and the offering of the securities at that time will be treated as the initial bona fide offering.

    (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(C) The undersigned Registrant hereby undertakes:

    (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Circleville, State of Ohio, on October 10, 2000.

                                       SAVINGS BANCORP, INC.

                                       By: /s/ Stephen A. Gary
                                          ---------------------
                                          Stephen A. Gary
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on October 10, 2000.

                         NAME                                                  TITLE
                         ----                                                  -----
                          *
======================================================       Chairman of the Board and Director
Thomas F. Tootle

/s/ Stephen A. Gary
======================================================       President, Chief Executive Officer and Director
Stephen A. Gary                                              (Principal Executive Officer)

/s/ Connie L. Campbell
======================================================       Secretary and Treasurer (Chief Financial Officer
Connie L. Campbell                                           and Principal Accounting Officer)

                          *
======================================================       Director
John E. Bowers
                          *
======================================================       Director
Walter J. Garner
                          *
======================================================       Director
H. Scott Clifton
                          *
======================================================       Director
Robert L. Baum
                          *
======================================================       Director
Walton W. Spangler
                          *
======================================================       Director
Ned W. Harden

                          *
======================================================       Director
David S. Goldschmidt
------------------
* By Stephen A. Gary pursuant to Power of Attorney, which has been filed with the Securities and Exchange Commission.


 /s/ Stephen A. Gary
-----------------------------------
Stephen A. Gary
President and chief Executive Officer

                                  EXHIBIT INDEX

       EXHIBIT
         NO.                         DESCRIPTION OF EXHIBIT
         ---                         ----------------------

         2 Merger Agreement by and between The Savings Bank and Savings Interim Bank, and joined in by Savings Bancorp, Inc. (included in the proxy statement/prospectus as Appendix A)

         3.1 Articles of Incorporation of Savings Bancorp, Inc. (included in the proxy statement/prospectus as Appendix B-1)

         3.2 Code of Regulations of Savings Bancorp, Inc. (included in the proxy statement/prospectus as Appendix B-2)

         5 Opinion of Werner & Blank Co., L.P.A., counsel to Savings Bancorp, Inc., as to the legality of the securities being issued

         8 Opinion of Werner & Blank Co., L.P.A., counsel to Savings Bancorp, Inc. as to tax matters

         10.1 Lease dated December 7, 1992, between H. Scott Clifton and The Savings Bank

         10.2 Employment Agreement dated January 28, 2000, between The Savings Bank and Stephen A. Gary

         10.3 Amendment to Employment Agreement dated August 28, 2000, between The Savings Bank and Stephen A. Gary.

         10.4 Employment Agreement dated August 28, 2000, between The Savings Bank and Connie L. Campbell

         10.5 Salary Continuation Agreement dated June 1, 1993, between The Savings Bank and Stephen A. Gary

         21       Subsidiaries of Savings Bancorp, Inc.

         23.1 Consent of Werner & Blank Co., L.P.A. with respect to its opinion relating to the legality of the securities being issued (included in Exhibit 5)

         23.2 Consent of Werner & Blank Co., L.P.A. with respect to its tax opinion (included in Exhibit 8)

         24 Powers of Attorney of Directors and Executive Officers of Savings Bancorp, Inc. authorizing the signing of their names to this Registration Statement and any and all amendments to this Registration Statement and other documents submitted in connection herewith

         99.1 Form of letter of President and Chief Executive Officer of The Savings Bank to accompany Notice of Special Meeting of Shareholders and proxy statement/prospectus

         99.2 Form of Notice of Special Meeting of Shareholders of The Savings Bank (set forth immediately following the cover page of the Registration Statement

         99.3 Form of Proxy to be used in connection with Special Meeting of Shareholders of The Savings Bank